UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Asbury Automotive Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Asbury Automotive Group, Inc.

2905 Premiere Parkway NW, Suite 300

Duluth, GA 30097

March 23, 2011

Dear Stockholders,

On behalf of the Board of Directors and management of Asbury Automotive Group, Inc., it is our pleasure to invite you to attend our 2011 Annual Meeting of Stockholders.

As you know, an important aspect of the annual meeting process is the vote by stockholders on corporate business. The matters to be voted on are described in the notice of meeting and the proxy statement which accompany this letter. I urge you to exercise your rights as a stockholder to vote and participate in the process. Whether or not you plan to attend the meeting, please read the enclosed proxy statement and complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid envelope or vote via telephone or the Internet. This will ensure that your shares are represented at the meeting.

Sincerely,

Craig T. Monaghan
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

ASBURY AUTOMOTIVE GROUP, INC.

2905 PREMIERE PARKWAY NW, SUITE 300

DULUTH, GEORGIA 30097

(770) 418-8200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON

APRIL 20, 2011

To Our Stockholders:

The 2011 Annual Meeting of Stockholders of Asbury Automotive Group, Inc. (“Asbury”, the “Company”, “we”, “our” or “us”) will be held at our headquarters located at 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097 on April 20, 2011 at 8:00 a.m. Eastern Daylight Time, for the purpose of considering and acting upon the following proposals:

1. the election of four nominees to Class III of the Board of Directors to hold office until the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2. an advisory vote on executive compensation;

3. an advisory vote on the frequency of the advisory vote on executive compensation;

4. the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011;

and any other matters that may properly come before the meeting or any adjournments. The Board of Directors is not aware of any other business scheduled for the meeting. Any action may be taken on the above proposals at the meeting on April 20, 2011, or on any date or dates to which the meeting may be adjourned.

Stockholders of record at the close of business on February 28, 2011 are the stockholders entitled to notice of, and to vote at, the meeting and any adjournments. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be available for inspection by stockholders during normal business hours during the 10 day period prior to the meeting at our corporate headquarters located at 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097, as well as at the meeting.

Your vote is important. Please sign and date the enclosed proxy, and return it promptly in the enclosed envelope, or vote via telephone or the Internet, to ensure your representation at the meeting. The proxy will not be used if you attend and vote at the meeting in person.

This proxy statement and the Company’s 2010 Annual Report are available on the Internet and can be accessed directly at the following Internet address: http://www.envisionreports.com/ABG.

For further information about the meeting, including directions to our headquarters to attend the meeting and vote in person, please contact the Investor Relations Department at the Company’s headquarters. The telephone number is (770) 418-8212 and the e-mail address is ir@asburyauto.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Elizabeth B. Chandler
Secretary

Duluth, Georgia

March 23, 2011

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

i

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ASBURY AUTOMOTIVE GROUP, INC.

2905 PREMIERE PARKWAY NW, SUITE 300

DULUTH, GEORGIA 30097

(770) 418-8200

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 20, 2011

This proxy statement is furnished in connection with the solicitation of proxies by Asbury Automotive Group, Inc. (“Asbury”, “the Company”, “we”, “us” or “our”) on behalf of the Board of Directors (the “Board”) for the 2011 annual meeting of stockholders, and all adjournments of the meeting. The accompanying Notice of Annual Meeting of Stockholders and Important Notice of Internet Availability of Proxy Materials for the Stockholders Meeting to be held on April 20, 2011, this proxy statement and proxy card are first being mailed to stockholders, and made available on the Internet, on or about March 23, 2011. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 is included with these materials.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to consider and vote on the following proposals:

PROPOSAL 1. The election of four nominees to Class III of the Board of Directors;

PROPOSAL 2. An advisory vote on executive compensation;

PROPOSAL 3. An advisory vote on the frequency of holding an advisory vote on executive compensation; and

PROPOSAL 4. The ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011.

The stockholders will also transact any other business that may properly come before the meeting. Representatives from our independent registered certified public accounting firm, Ernst & Young LLP (also referred to in this proxy statement as our independent auditors), are expected to be present at the meeting to make a statement if they so desire and to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the annual meeting was February 28, 2011. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. Attendance at the meeting will be limited to stockholders of record, their proxies, beneficial owners having evidence of ownership on the record date and our invited guests.

Our sole outstanding class of capital stock is our common stock, par value $0.01 per share. Except as otherwise required by law, or as described in this proxy statement, each holder of our common stock is entitled to one vote per share on each matter submitted at the meeting. At the close of business on the record date there were 32,981,907 shares of our common stock outstanding, which number includes 438,168 shares of unvested restricted stock entitled to voting rights and that are held by members of the Board and our employees, representing a total of 32,981,907 votes eligible to be cast on each matter to be voted upon at the meeting.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a bank, broker or other nominee, such other party is the record holder of the shares and is required to vote those shares in accordance with your instructions. If you do not give instructions to such other party, that party will only be entitled to (but not required to) vote the shares FOR the ratification of auditors (Proposal 4). Shares that a bank, broker or other nominee is not entitled to vote with respect to any proposal (the election of directors, the advisory vote on executive compensation and the frequency of the advisory vote on executive compensation), pursuant to the rules of the New York Stock Exchange, are sometimes called “broker non-votes.” The treatment of broker non-votes is described in the Q&A below under “How will broker non-votes be treated?”

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of a number of shares representing a majority of the shares of voting stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the chairman of the meeting may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and, unless such adjournment is for more than 30 days, no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, your shares will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

2. You may vote by telephone or on the Internet. If you hold your shares of record, you may give your voting instructions by telephone or on the Internet. Please follow the voting instructions on the proxy card. If your shares are held in “street name” by a broker or other nominee, you may also be able to give voting instructions by telephone or on the Internet. Please check the voting form provided by your broker or nominee to see if they offer such options.

3. You may vote in person at the meeting. If you hold your shares of record and attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the institution that holds your shares indicating that you were the beneficial owner of our voting stock as of the record date for the annual meeting. Please contact your broker or other institution holding your shares directly if you would like to obtain a proxy to vote your shares directly at the meeting. Even if you plan to attend the meeting, please sign and return your proxy card, or vote via telephone or the Internet, to ensure that your shares are represented. If you do attend the meeting, any votes you cast at the meeting will supersede your proxy.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting by:

•	signing another proxy with a later date;

•	voting by telephone or the Internet;

•	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the annual meeting; or

•	voting in person at the annual meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•

“FOR” Proposal 1: the election of four nominees to Class III of the Board of Directors to hold office until the 2014 Annual Meeting of Stockholders and until their successors and duly elected and qualified (see page 8);

•	“FOR” Proposal 2: the advisory vote to approve the compensation of our named executive officers (see page 53);

•	“ONE YEAR” on Proposal 3: the frequency with which our stockholders are provided an advisory vote on executive compensation (see page 54); and

•	“FOR” Proposal 4: the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2011 (see page 55);

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will only be voted FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2011 (Proposal 4).

Will any other business be conducted at the meeting?

The Board is aware of no other business that will be presented at the meeting. If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote the shares for which they have been granted a proxy in accordance with their best judgment.

What vote is required to elect the director nominees?

Directors are elected by a plurality of the votes cast. This means that each of the four nominees will be elected if they receive more affirmative votes than any other person. If you vote “Withheld” with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority with respect to the election of the nominee who will not stand for election.

What vote is required to approve, on an advisory basis, the compensation paid to our named executive officers?

The approval, on an advisory basis, of the compensation paid to our named executive officers requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the meeting in person or by proxy and entitled to vote as of the record date.

How is the advisory vote on the frequency of the advisory vote on executive compensation determined?

You may vote, on an advisory basis, for ONE YEAR, TWO YEARS, THREE YEARS, or ABSTAIN from voting on the frequency of the advisory vote on executive compensation. The choice that receives a plurality of the votes cast will represent the stockholders’ advisory vote on the frequency of the advisory vote on executive compensation.

How many votes are required to ratify the appointment of our independent auditors?

The ratification of the appointment of Ernst & Young LLP as our independent auditors requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the meeting in person or by proxy and entitled to vote as of the record date.

How will abstentions be treated?

If you abstain from voting on a proposal, your shares will still be included for purposes of determining whether a quorum is present. Because directors are elected by a plurality of votes, an abstention will have no effect on the outcome of the vote with respect to the election of directors. If you abstain from voting on Proposals 2 and 4, then your abstention will have the same practical effect as a vote against the proposals. If you abstain from voting on Proposal 3, your abstention will have no effect on the outcome of the vote.

How will broker non-votes be treated?

If your shares are held by a broker or other nominee in “street name,” your broker will generally be prohibited from voting your shares on any matter other than with respect to the ratification of the Company’s independent auditors, unless you inform your broker how your shares should be voted. If you do not provide instructions to your broker, your shares will be treated as “broker non-votes” with respect to any other proposals raised at the meeting. Additionally, your broker may elect not to vote your shares with respect to Proposal 4, in which case your shares would also be treated as “broker non-votes.” All “broker non-votes” will be included for purposes of calculating the presence of a quorum, but otherwise will be treated as shares not entitled to vote on a proposal.

Who pays for the costs of soliciting proxies?

We will pay the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies without additional compensation.

SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of shares of the Company’s common stock by each director and named executive officer listed in the Summary Compensation Table and by all directors and executive officers of the Company as a group. In addition, the table sets forth information about all other persons known to the Company to be the beneficial owner of more than five percent of the Company’s common stock.

Except as set forth below, the following information is given as of March 15, 2011. In the case of percentage ownership, the information is based on 32,981,907 shares of the Company’s common stock being outstanding, which number includes 438,168 shares of unvested restricted stock that have voting rights and are held by members of the Board or the Company’s employees. Shares issuable upon exercise of options within 60 days of the record date are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of each person deemed to beneficially own such securities, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned †
Name of Beneficial Owner	Number	%
Principal Stockholders
FMR LLC(1)	4,923,648	14.9%
MSD Capital, L.P.(2)	3,686,273	11.2%
QVT Financial LP(3)	2,863,571	8.7%
BlackRock, Inc.(4)	1,728,970	5.2%

Current Directors and Nominees
Janet M. Clarke(5)	39,898	*
Dennis E. Clements	35,038	*
Thomas C. DeLoach, Jr.	73,014	*
Michael J. Durham(6)	68,926	*
Juanita T. James	24,339	*
Vernon E. Jordan, Jr.(7)	44,015	*
Eugene S. Katz	32,835	*
Philip F. Maritz(8)	57,014	*
Craig T. Monaghan(9)	552,919	1.7%
Charles R. Oglesby(10)	519,407	1.6%
Jeffrey I. Wooley	27,577	*

Officers Who Are Not Directors
Michael S. Kearney(11)	369,767	1.1%
Elizabeth B. Chandler(12)	74,993	*
Joseph G. Parham, Jr.(13)	28,700	*
Keith Style(14)	41,745	*
All directors and executive officers as a group (15 persons)(15)	1,990,187	5.9%

(†)	The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the record date through the exercise of any stock option or other right. Inclusion in the table of such shares, however, does not constitute an admission that the director, nominee, named executive officer or principal stockholder is a direct or indirect beneficial owner of such shares. Except as set forth above, the persons listed have sole voting and investment power with respect to the shares referred to in the table.

(*)	Denotes less than 1% of the Company’s common stock.

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2011. Represents shares owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC (“FMR”) and investment advisor to various investment companies (collectively, the “Fidelity Funds”), Pyramis Global Advisors Trust Company (“Pyramis”), an indirect, wholly-owned subsidiary of FMR, and Edward C. Johnson III, who is the Chairman of FMR. The business address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. The business address of Pyramis is 900 Salem Street, Smithfield, Rhode Island 02917. Mr. Johnson and FMR, through its control of Fidelity and the Fidelity Funds, have the sole power to dispose of 4,363,942 shares owned by the Fidelity Funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. The number of shares of the Company’s common stock owned by the Fidelity Funds reported in this Beneficial Ownership Table includes 88,942 shares of common stock resulting from the assumed conversion on December 31, 2010 of $3,000,000 principal amount of the Company’s 3.00% Senior Subordinated Convertible Notes due 2012 (29.6472 shares of the Company’s common stock for each $1,000 principal amount of notes).

(2)

Based on a Schedule 13G/A filed with the SEC on March 19, 2009. Represents shares owned by and on behalf of each of MSD Capital, L.P. (“MSD Capital”) and MSD SBI, L.P. (“MSD SBI”). MSD SBI is the record and direct beneficial owner of the shares. MSD Capital is the general partner of MSD SBI and may be deemed to indirectly beneficially own the shares owned by MSD SBI. MSD Capital Management LLC is the general partner of MSD Capital. Both MSD Capital and MSD SBI disclaim beneficial ownership of the shares. The business address of MSD Capital and MSD SBI is 645 Fifth Avenue, 21st Floor, New York, New York 10022.

(3)

Based on a Schedule 13G/A filed with the SEC on February 11, 2011. Represents shares owned by QVT Fund LP (the “Fund”) and Quintessence Fund L.P. (“Quintessence”). The business address of the Fund is Walkers SPV, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1 9001 Cayman Islands. The business address for QVT Financial LP (“QVT Financial”), QVT Financial GP LLC (“QVT Financial GP”), and QVT Associates GP LLC (“QVT Associates”) is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. QVT Financial is the investment manager of the Fund, which beneficially owns 2,587,669 shares of the Company’s common stock. QVT Financial is also the investment manager of Quintessence, which beneficially owns 275,902 shares of the Company’s common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund and Quintessence and may be deemed to be the beneficial owner of an aggregate amount of 2,863,571 shares of common stock. QVT Financial GP, as the general partner of QVT Financial, may be deemed to beneficially own the same number of shares reported by QVT Financial. QVT Associates, as general partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate amount of 2,863,571 shares of common stock owned by the Fund and Quintessence.

(4)	Based on a Schedule 13G filed with the SEC on February 2, 2011. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(5)	Includes (i) 5,000 options granted in connection with director compensation exercisable within 60 days after the record date.

(6)	Includes (i) 10,000 options granted in connection with director compensation exercisable within 60 days after the record date.

(7)	Includes (i) 5,001 options granted in connection with director compensation exercisable within 60 days after the record date.

(8)	Includes (i) 18,000 options granted in connection with director compensation exercisable within 60 days after the record date.

(9)	Includes (i) 183,333 options exercisable within 60 days after the record date and (ii) 110,913 shares of unvested restricted stock. Mr. Monaghan has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 8,996 shares of common stock vested in March 2011 under the 2010 performance share unit program, after 6,637 shares of common stock were forfeited for the payment of taxes upon such issuance. Mr. Monaghan has the right to dispose of these shares, but no right to vote such shares at the 2011 Annual Meeting of Stockholders, as such shares were issued to him after the record date.

(10)	Includes (i) 436,044 options exercisable within 60 days after the record date and (ii) 48,000 shares of unvested restricted stock, 24,000 shares of which will vest within 60 days after the record date. Mr. Oglesby has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 14,387 shares of common stock issued under the 2008 performance share unit program, and 16,648 shares of common stock issued under the 2010 performance share unit program, in March 2011, after 10,613 shares of common stock and 12,281 shares of commons stock were forfeited for the payment of taxes upon each respective issuance. Mr. Oglesby has the right to dispose of these shares, but no right to vote such shares at the 2011 Annual Meeting of Stockholders, as such shares were issued to him after the record date.

(11)

Includes (i) 210,605 options exercisable within 60 days after the record date and (ii) 57,452 shares of unvested restricted stock. Mr. Kearney has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 2,877 shares of common stock issued under the 2008 performance share unit program, and 8,996 shares of common stock issued under the 2010 performance share unit program, in March 2011, after 2,123 shares of common stock and 6,637 shares of commons stock were forfeited for the payment of taxes upon each respective issuance. Mr. Kearney has the right to dispose of these shares, but no right to vote such shares at the 2011 Annual Meeting of Stockholders, as such shares were issued to him after the record date.

(12)	Includes (i) 25,000 options exercisable within 60 days after the record date and (ii) 36,271 shares of unvested restricted stock. Ms. Chandler has the right to vote, but no right to dispose of, these shares of unvested restricted stock. Also includes 6,788 shares of common stock issued in March 2011 under the 2010 performance share unit program, after 3,262 shares of common stock were forfeited for the payment of taxes upon such issuance. Ms. Chandler has the right to dispose of these shares, but no right to vote such shares at the 2011 Annual Meeting of Stockholders, as such shares were issued to her after the record date.

(13)	Represents 28,700 shares of unvested restricted stock. Mr. Parham has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(14)	Includes (i) 17,667 options that are exercisable within 60 days after the record date and (ii) 16,577 shares of unvested restricted stock. Mr. Style has the right to vote, but no right to dispose of, these shares of unvested restricted stock. Also includes 844 shares of common stock issued under the 2008 performance share unit program, and 2,262 shares of common stock issued under the 2010 performance share unit program, in March 2011, after 406 shares of common stock and 1,088 shares of common stock were forfeited for the payment of taxes upon each respective issuance. Mr. Style has the right to dispose of these shares, but no right to vote such shares at the 2011 Annual Meeting of Stockholders, as such shares were issued to him after the record date.

(15)	See also footnotes (5) through (14).

Equity Ownership Guidelines

The following are the equity ownership guidelines for our directors and named executive officers:

•	each director should own at least the value of shares of our equity equal to three times his or her annual retainer;

•	the Chief Executive Officer should own at least the value of shares of our equity equal to three times his base salary; and

•	the Chief Financial Officer and the other named executive officers should own at least the value of shares of our equity equal to two times his or her base salary.

The specific number of shares that each director and named executive officer must own was set using the 36-month average share price of our common stock on October 21, 2008, the adoption date of these guidelines, which share price was $19.33. The share price for these guidelines has not been reset since that date, but may be reset in the event of significant changes in the price of our common stock. Unvested restricted shares are counted toward the achievement of these guidelines, but vested and unvested options are not applicable. We expect that our directors and named executive officers appointed after the date of adoption of these guidelines to comply with the requirements of these guidelines within three years from the date of their appointment. For directors who were already serving on the Board and the named executive officers serving in their positions at the time these guidelines were adopted, we expect such persons will comply with these requirements three years after the adoption date. We believe that our directors and named executive officers will be able to meet these guidelines through standard equity grants awarded to them. In addition, in 2010, we implemented equity ownership guidelines for employees that are director-level and above.

Our Equity Ownership Guidelines are located in our Corporate Governance Guidelines, which can be found on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.

PROPOSAL NO. 1.

ELECTION OF DIRECTORS

There are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected.

Four nominees are nominated to hold office as Class III directors for a term of three years and until their respective successors have been duly elected and qualified. If a proxy votes “FOR” all of the nominees for director or withholds a vote from one or more nominees for director, the proxy holders will follow the instructions. If a proxy does not give instructions as to how the shares represented thereby should be voted for each of the nominees, the shares represented by such proxy will not be voted. Any such shares not voted will have no effect on the outcome of the election of directors.

Each director-nominee has consented to being named in this proxy statement and has agreed to serve if elected. Management has no reason to believe that any of the director-nominees will not serve if elected. If a nominee is unable to stand for election, the Board will designate a substitute nominee or choose to reduce the size of the Board. If a substitute nominee is designated, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority for the nominee who is not standing for election.

Directors and Nominees for Election as Directors

The Board is divided into three classes, with the members of each class serving three-year terms on the Board. The term of each Class III director expires at the 2011 Annual Meeting of Stockholders, the term of each Class I director expires at the 2012 Annual Meeting of Stockholders, and the term of each Class II director expires at the 2013 Annual Meeting of the Stockholders.

On February 10, 2011, we announced the retirement of Charles R. Oglesby, our former President and Chief Executive Officer and the election of Craig T. Monaghan to the position of President and Chief Executive Officer, effective February 9, 2011. In conjunction with Mr. Oglesby’s planned retirement and for transition purposes, Mr. Oglesby was appointed as Executive Chairman until the date of his retirement on July 31, 2011. Mr. Oglesby, who was a Class III director, resigned as a member of such class and was immediately thereafter elected by the Board as a Class I director.

Pursuant to our Restated Certificate of Incorporation and resolutions of the Board, the size of the Board is currently set at ten directors. However, at a meeting of the Board on February 16, 2011, the Board approved the expansion of its size to eleven members, effective as of the date of the 2011 Annual Meeting of Stockholders. The expansion of the Board size was approved in anticipation of the election of four nominees at the 2011 Annual Meeting of Stockholders, including our new President and Chief Executive Officer.

Stockholders are entitled to one vote for each director-nominee. Shares cannot be voted for a greater number of persons than the total number of director-nominees.

Below is certain information about our directors, including the director-nominees, their principal occupation, business experience as well as other matters, and the Board’s assessment of their individual qualifications to serve on our Board. For certain additional information regarding the directors, including the director-nominees, see the sections entitled “Securities Owned by Management and Certain Beneficial Owners,” “Governance of the Company,” and “Related Person Transactions” in this proxy statement.

Nominees for Election as Class III Directors

Except for Craig T. Monaghan, our President and Chief Executive Officer, who has been nominated for election to the Board, all of the Class III director-nominees are currently directors of the Company. The other nominees for election to Class III of the Board are Juanita T. James, Vernon E. Jordan, Jr., and Eugene S. Katz. If elected or re-elected at the 2011 Annual Meeting of Stockholders, as applicable, terms of these individuals will expire at the 2014 Annual Meeting of Stockholders or when their respective successors are duly elected and qualified.

The Board recommends you vote FOR each of these nominees.

JUANITA T. JAMES (58) has served as a member of the Board since October 2007, as a member of the Compensation and Human Resources Committee (also referred to in this proxy statement as the “Compensation Committee”) since May 2008, and as a member of the Audit Committee since January 2009. Ms. James served as the Vice President and Chief Marketing and Communications Officer for Pitney Bowes, Inc. (“Pitney Bowes”) from May 2007 until November 2010, during which time she also served on its CEO Council and its Corporate Social Responsibility Committee. From October 2006 to May 2007, Ms. James served as the Vice President and Chief Communications Officer for Pitney Bowes. From October 2004 until October 2006, Ms. James served as the Vice President of Direct Marketing Strategy and Business Development for Pitney Bowes. From 2002 until 2004, Ms. James served as the Vice President, Project Leader of Human Resources Transformation for Pitney Bowes, where she led a global SAP Human Resources and Payroll implementation and launched the company’s first shared services initiative. Prior to joining Pitney Bowes in 1999, Ms. James was the Executive Vice President, Marketing and Editorial of Doubleday Direct, Inc. Ms. James had a distinguished 20-year career at Time Warner, Inc., including 12 years in senior management positions.

Based on her management experience at Pitney Bowes and Doubleday Direct, the Board has determined that Ms. James brings to the Board demonstrated senior-level leadership experience. Through her various positions at Pitney Bowes, Ms. James also brings to the Board a broad understanding of sales, marketing, brand management, investor relations and general communications matters that affect large companies, which are areas that are critical to the automotive retail business and to which she can provide valuable insight. As a former member of the audit committee of The Rouse Company, the Board believes that Ms. James has gained valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting processes of a public company that are useful in her service on the Audit Committee. In addition, the Board also believes that Ms. James’ service as former Chair of the nominating and governance committee of The Rouse Company, former Board President of the Stamford Museum & Nature Center, and on the boards of Reading is Fundamental, Lesley University, the First County Bank Board Corporators, and as Trustee Emeritus of Princeton University, provides her with additional experience upon which she can draw upon as a member of our Board, the Audit Committee and the Compensation Committee.

VERNON E. JORDAN, JR. (75) has served as a member of the Board since April 2002, and was a member of the Audit Committee from April 2002 to February 2003. He has served as a Senior Managing Director of Lazard Frères & Co. since January 2000 and serves as a member of the board of Lazard, Ltd. Prior to joining Lazard, Mr. Jordan was a senior executive partner with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., where he currently remains Senior Counsel. Mr. Jordan serves on the International Advisory Board of Barrick Gold and as a Senior Advisor to the boards of American Express Company and Xerox Corporation. During the past five years, Mr. Jordan served on the boards of the following public companies: America Online Latin Communications, Inc., American Express Company, Dow Jones & Company, Inc., J.C. Penney Company, Inc., Xerox Corporation and Sara Lee Corporation. Mr. Jordan also served on the International Advisory Board of DaimlerChrysler, and he was also a Senior Advisor to Shinsei Bank, Ltd. during the past five years.

With the various directorships he has held over the last 35 years, Mr. Jordan has gained a significant depth and breadth of knowledge relating to public company boards and the implementation and execution of their oversight responsibilities. In addition to holding the positions stated above, Mr. Jordan has held key leadership positions with prominent not-for-profit corporations and has held various presidential appointments. As such, the Board has determined that Mr. Jordan’s diverse experiences appropriately qualify him as a skilled director.

EUGENE S. KATZ (65) has served as a member of the Board and a member of the Audit Committee since January 2007. Mr. Katz has also served as the Chair of the Audit Committee since January 2009, served as a member of the Risk Management Committee (also referred to in this proxy statement as the “Risk Committee”) from January 2009 until February 2011, and became a member of the Compensation and Human Resources Committee in February 2011. He is a former partner of PricewaterhouseCoopers (“PwC”), where he began his career in 1969, and became a partner in July 1980. Mr. Katz retired from PwC in June 2006. From 2002 and through his retirement in June 2006, Mr. Katz served as the west region risk management partner of PwC. In addition, Mr. Katz was a member of the PwC Governing Board from 1992 to 1997, and from 2001 to 2005.

Mr. Katz has over 37 years of experience in public accounting, during which he was responsible for leading audit engagements of private and public companies and served a variety of clients ranging from start-up companies to larger public companies. Because of Mr. Katz’s significant exposure to complex financial reporting, accounting and risk management matters as a former public accountant, the Board has determined that Mr. Katz is well-positioned to be both the Chair of our Audit Committee, assisting the Audit Committee in fulfilling its responsibility of overseeing our independent auditors, and a valuable member of the Compensation Committee.

CRAIG T. MONAGHAN (54) has served as our President and Chief Executive Officer since February 2011. Prior to becoming our President and Chief Executive Officer, Mr. Monaghan served as our Senior Vice President and Chief Financial Officer since May 2008, and continues as our principal financial officer until we hire a new chief financial officer. Prior to joining us, Mr. Monaghan served as the Chief Financial Officer at Sears Holding Corp., a national broadline retailer, between September 2006 and January 2007. From May 2000 to August 2006, he served as Executive Vice President and Chief Financial Officer of AutoNation, Inc., the largest automotive retailer in the United States. Previously, Mr. Monaghan served as Chief Financial Officer of iVillage.com, which he helped take public in 1999. Earlier in his career, he was employed by Reader’s Digest Association, Bristol-Myers Squibb Co. and General Motors Corp.

Mr. Monaghan has over two decades of experience as a finance executive at large public companies, including AutoNation, Inc., the nation’s largest automotive retailer. Mr. Monaghan brings to our Board broad executive management skills, as well as in-depth experience in responding to financial, strategic and operational challenges, which skills he has demonstrated throughout his career, including by successfully navigating the Company through the significant challenges it faced during the recent economic downturn and downturn in the automotive retailing industry. The Board believes that Mr. Monaghan’s significant experience in overseeing financial reporting, accounting and risk management matters for the Company and other public companies well-positions him to serve as a member of the Board.

Current Class I Directors

The Class I directors are not standing for re-election at the upcoming annual meeting. Their terms expire at the 2012 Annual Meeting of Stockholders.

JANET M. CLARKE (58) has served as a member of the Board since April 2005 and as a member of the Audit Committee from April 2005 to January 2009. Ms. Clarke has served as a member of the Compensation Committee since April 2005 and was appointed Chair of the Compensation Committee in August 2006. Ms. Clarke was also appointed as a member of the Governance and Nominating Committee (also referred to in this proxy statement as the “Governance Committee”) in November 2006. Ms. Clarke is the founder of Clarke Littlefield LLC, a marketing technologies advisory firm, and has served as its President since June 2003 and previously from 2001 to 2002. She was the Chief Marketing Officer of DealerTrack, Inc., a privately held automotive finance technology services company from September 2002 to June 2003. Ms. Clarke was the Chair and Chief Executive Officer of KnowledgeBase Marketing, a subsidiary of Young and Rubicam, Inc., from February 2000 through February 2001. Ms. Clarke served as Managing Director, Global Database Marketing at

Citibank for Citigroup’s consumer business from May 1997 until February 2000. Within the last five years, Ms. Clarke was a director and a member of the Audit Committee and the Chair of the Compensation Committee of ExpressJet Holdings, Inc., a director and Chair of the Compensation Committee of eFunds Corporation, and a director and the Chair of the Governance and Nominating Committee of Gateway, Inc.

Ms. Clarke offers significant business experience to our Board particularly in the areas of marketing and marketing technology, as a result of the various senior management positions she has held in large corporations and at Clarke Littlefield. In addition, given the public and private company directorships that she has held during her career, the Board has determined that Ms. Clarke has a broad range of experience as a director and a deep understanding of board oversight and the exercise of appropriate diligence, which makes her an appropriate and valuable member of our Governance Committee. Furthermore, the Board believes that Ms. Clarke’s prior positions as Chair of the Compensation Committee of eFunds and Chair of the Compensation Committee of ExpressJet Holdings provides her with valuable experience with respect to compensation of senior executives appropriate for her to serve as the Chair of our Compensation Committee.

DENNIS E. CLEMENTS (66) has served as a member of the Board since September 2006. Mr. Clements became a member of the Compensation Committee and the Governance Committee in October 2006, and a member of the Executive Committee in January 2007. He was appointed Chair of the Governance Committee in May 2007, and Chair of the Executive Committee in January 2009. In addition, Mr. Clements was appointed a member of the Succession Planning Committee in October 2010, a temporary committee of the Board which was disbanded in February 2011. Mr. Clements is currently a consultant with Discretionary Effort L.L.C., which he founded in 2005. From June 2000 to June 2005, Mr. Clements was an officer of Toyota Motor Sales, USA, serving as Group Vice President and General Manager of Lexus USA. He was President of Toyota’s Central Atlantic division from June 1991 to June 2000, and held a number of other senior sales management positions at Toyota. Earlier in his career, Mr. Clements worked with Ford Motor Co. for 15 years, progressing through a variety of sales and management positions in the Ford and Lincoln-Mercury divisions. Mr. Clements also serves on the advisory boards of Noribachi L.L.C. and its affiliate, Qnuru.

Mr. Clements has over 40 years of experience, including executive level appointments, in the automotive business. Most notably, with his twenty-five years of experience at Toyota and fifteen years of experience at Ford, the Board has determined that Mr. Clements brings a vast knowledge of the automotive industry and a valuable perspective on automotive manufacturers to the Board. Given his significant executive experience, the Board believes that Mr. Clements has a broad understanding of board oversight within the automobile industry, giving him experience upon which to draw as he serves as the Chair of our Executive and Governance Committees, and as a member of our Compensation and Human Resources Committee.

MICHAEL J. DURHAM (60) has served as a member of the Board since February 2003 and as the Company’s Non-Executive Chairman from January 2004 until February 2011. He has also served on the Governance Committee since February 2005 and the Risk Committee since January 2009, becoming the Chair of the Risk Committee in February 2011. In addition, Mr. Durham served as a member of the Executive Committee from March 2004 until February 2011, a member of the Succession Planning Committee, a temporary committee of the Board, from October 2010 until February 2011 when such Committee was disbanded, a member of the Audit Committee from February 2003 until July 2006, and served as the Chair of the Governance Committee from April 2005 until May 2007. He is the Chief Executive Officer and founder of Cognizant Associates, Inc., a consulting firm, which he founded in August 2000. From July 1996 until October 1999, Mr. Durham served as the President and Chief Executive Officer of Sabre, Inc., and as President from March 1995 to July 1996. Prior to joining Sabre, Inc., Mr. Durham spent sixteen years with AMR/American Airlines, serving as Senior Vice President and Treasurer of AMR and Senior Vice President of Finance and Chief Financial Officer of American Airlines. Mr. Durham is currently the Non-executive Chairman of the board of Acxiom Corporation, and a member of the board and a member of the Audit Committee of Hertz Global Holdings. Other public company directorships held by Mr. Durham during the past five years include AGL Resources, Inc., where he served at various times as a member of the Audit Committee, the Compensation Committee and the Environment and

Corporate Responsibility Committee; Bombardier Inc., where he served as a member of the Audit Committee and the Pension and Oversight Committee, and Northwest Airlines Corp., where he served as the Chairman of the Audit Committee.

The Board has determined that Mr. Durham’s broad executive and board experience provides him with key skills in working with directors, understanding board processes and functions, responding to financial, strategic and operational challenges and opportunities of our business and overseeing management. Furthermore, the Board believes that the depth and breadth of Mr. Durham’s exposure to complex financial issues throughout his various senior management positions at other large corporations and his service on other public company audit committees, and in assessing the business and financial risks associated with such service, makes him a valuable asset to our Risk Committee. The Board has concluded that all of these attributes, coupled with his service on a number of large public company boards, positions him well to serve as a member of the Board.

CHARLES R. OGLESBY (64) served as our President and Chief Executive Officer from May 2007 until February 2011. In February 2011, Mr. Oglesby retired from his position as our President and Chief Executive Officer, and was appointed to serve as the Executive Chairman of the Board while transitioning his duties. He is expected to retire, and resign from the Board, in July 2011. Mr. Oglesby has served as a member of the Board since September 2006 and as a member of the Executive Committee since May 2007. From September 2006 until May 2007, Mr. Oglesby served as our Senior Vice President and Chief Operating Officer, and from August 2004 until March 2007, he served as Chief Executive Officer of our former South Region. Mr. Oglesby joined us as President and Chief Executive Officer of Asbury Automotive Arkansas in February 2002. From July 1998 to February 2000, Mr. Oglesby served as President and Chief Operating Officer of the First America Automotive Group in San Francisco.

Mr. Oglesby brings to the Board a deep knowledge of the automobile retail industry. With over 30 years of experience in the automotive retail industry in numerous sales, management and ownership-level positions in multiple geographies, the Board believes that Mr. Oglesby not only possesses extensive management skills, but also significant knowledge in the important areas of sales and marketing. In addition, Mr. Oglesby has held various leadership roles on National and Regional Dealer Councils, which provide him additional insight into the automotive retail industry and the important current trends and risks related thereto. As our recently retired President and Chief Executive Officer and now Executive Chairman, the Board has determined that Mr. Oglesby remains uniquely familiar with both our business and the automobile industry, which allows him to provide a wealth of knowledge to assist the Board in fulfilling its responsibilities to our stakeholders. In addition, Mr. Oglesby is a member of the board of the Gwinnett Chamber of Commerce and the Gwinnett Medical Center Foundation, which the Board believes provides additional insight into Board oversight and the exercise of appropriate diligence.

Current Class II Directors

The Class II directors are not standing for re-election at the upcoming annual meeting. Their terms expire at the 2013 Annual Meeting of Stockholders.

THOMAS C. DeLOACH, JR. (63) has served as our Lead Independent Director since February 2011. Mr. DeLoach has served as a member of the Board and as a member of the Audit Committee since January 2007, a member of the Risk Committee since January 2009, of which he was Chair until February 2011, Chair of the Succession Planning Committee from October 2010 until February 2011, when such Committee was disbanded, and a member of the Executive Committee since February 2011. He is a former executive of Mobil Corporation (“Mobil”) and served in various positions at Mobil from July 1969 until March 2000. From 1998 to 2000, Mr. DeLoach was the president of the Global Midstream Division at Mobil. From 1994 to 1998, Mr. DeLoach served as the Chief Financial Officer of Mobil. From May 2000 to July 2002, Mr. DeLoach was a member of management of a NASCAR racing team owned principally by Roger Penske. In September 2002, he formed

PIT Instruction & Training, LLC, of which he is a principal and a managing partner. In addition, since June 2005, Mr. DeLoach has served as a principal and a managing partner of Red Horse Racing II, LLC, a NASCAR Camping World Truck Series race team. Mr. DeLoach is a member of the Board of Trustees, the Compensation Committee and the Chair of the Audit Committee of Liberty Property Trust, a self-managed real estate investment trust.

With his managerial and board experience, the Board has determined that Mr. DeLoach brings to the Board demonstrated critical leadership skills, which skills are appropriate for a Lead Independent Director and a member of the Executive Committee. In addition, as the former Chief Financial Officer of Mobil, coupled with his position as Chair of the Audit Committee of Liberty Property Trust, Mr. DeLoach has been exposed to complex accounting, financial and risk-related issues, such as the application of accounting principles and financial reporting rules and regulations, and evaluation of financial results and general oversight of the financial reporting processes and risk analyses of large businesses. As a result of his broad accounting, financial and executive experience, the Board believes that Mr. DeLoach is a valuable member of our Board and Audit and Risk Committees, and is well-qualified to assist in the auditor oversight function as an Audit Committee member.

PHILIP F. MARITZ (50) has served as a member of the Board and a member of the Audit Committee since April 2002. He is the co-founder and President of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that invests in luxury hotels and resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm where he serves as President. He is also a Managing Director of Broadreach Capital Partners, a private equity real estate investment fund.

With his significant real estate investment and management, strategic and operational experience as President of Maritz, Wolff & Co. and Maritz Properties, along with his financial and investment experience as a Managing Director of Broadreach Capital Partners, the Board has determined that Mr. Maritz has valuable insight into the effective strategic management of businesses. In addition, Mr. Maritz’s experience in marketing and sales of luxury goods and services and his strategic management of luxury brands is relevant to our Company and our business. Mr. Maritz’s leadership positions at these various companies demonstrate his management abilities and his understanding of financial strategy and operations, making him a valuable member of our Audit and Risk Committees. Furthermore, Mr. Maritz is a director of a number of privately-held companies, including Rosewood Hotels and Resorts and Dolce Hotels and Resorts, and a number of non-profit organizations, including Princeton University Art Museum Advisory Council and the board of the Stanford Graduate School of Business, which the Board believes provides additional insight into Board functions, including appropriate oversight and diligence.

JEFFREY I. WOOLEY (66) has served as a member of the Board since March 2003 and as a member of the Risk Committee of the Board since April 2010. Mr. Wooley also served as President and Chief Executive Officer of Asbury Automotive Tampa G.P. LLC, a wholly owned subsidiary of the Company (“Asbury Tampa”) from September 1998 until February 2005 and as the non-executive Chairman of Asbury Tampa from March 2005 until March 2010. Mr. Wooley began his automotive career in 1965 and opened his first dealership in 1975. Prior to selling his dealerships to us in 1998, Mr. Wooley owned and operated nine franchises. He is a past President of the Pontiac National Dealer Council.

Mr. Wooley has over 40 years of experience in multiple facets of the automobile industry—including as a former salesperson, general manager and owner of several dealerships. Mr. Wooley has extensive experience dealing with both foreign and domestic automobile manufacturers, including serving as a field representative for the Pontiac Division of General Motors for four years, which is invaluable to the Board with respect to the Company’s relations with automobile manufacturers. Mr. Wooley’s extensive knowledge of the automobile industry offers the Board a deep understanding of our business. Furthermore, the Board has determined that Mr. Wooley brings significant institutional knowledge of our Company to the Board as he has been affiliated with the Company since its inception and has served in various significant management positions within the Company. With such knowledge of our business and the automobile industry, the Board believes that Mr. Wooley is an invaluable member of the Risk Committee as he has an astute ability to identify key risks in our business and the automotive retailing industry.

GOVERNANCE OF THE COMPANY

Recent Company Leadership Changes

On February 10, 2011, we announced the following changes to our leadership structure, effective as of February 9, 2011:

•

Charles R. Oglesby’s retirement as President and Chief Financial Officer, resignation as a member of Class III of the Board and his appointment as a Class I member of the Board and Executive Chairman of the Board until July 31, 2011, at which time Mr. Oglesby will resign from all positions with the Company, all pursuant to the provisions of the Second Amended and Restated Employment Agreement between Mr. Oglesby and the Company;

•	the election of Craig T. Monaghan to the position of President and Chief Executive Officer; and

•	the promotion of Michael S. Kearney to Executive Vice President and Chief Operating Officer.

In connection with the appointment of Mr. Oglesby as Executive Chairman of the Board, Mr. Durham resigned as our Non-Executive Chairman. At such time, the Board appointed Thomas C. DeLoach, Jr. as the Lead Independent Director. For a further discussion of our Board’s leadership structure, the “Board Leadership Structure” discussion on page 22 of this proxy statement.

Independence of Directors and Director-Nominees

The Board has determined that the following eight of its eleven directors and director-nominees qualify as independent directors under the rules of the New York Stock Exchange (the “NYSE”) and the Company’s Corporate Governance Guidelines: Ms. Clarke and Ms. James, and Messrs. Clements, DeLoach, Durham, Jordan, Katz and Maritz. In order to qualify as an independent director of the Company, the Board must affirmatively determine, based upon all relevant facts and circumstances, that the director does not have a material relationship with the Company that would affect his or her independence, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

The Board has adopted the categorical standards set forth in the Company’s Corporate Governance Guidelines and below to assist it in making determinations of independence. These standards comply with the NYSE’s categorical standards for director independence:

•

he or she has not been employed by, and none of his or her immediate family members (as defined by the NYSE) has been an executive officer of, the Company at any time within the three years preceding the date of this determination;

•

he or she has not received, and none of his or her immediate family members has received, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time within the three years preceding the date of this determination;

•

he or she is not a current partner or employee of a firm that is the Company’s internal or external auditor; none of his or her immediate family members is a current partner of such a firm; none of his or her immediate family members is a current employee of such a firm and personally works on the Company’s audit; and neither he, she nor any of his or her immediate family members was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

he or she has not, and none of his or her immediate family members has, at any time within three years from the date of this determination, been employed as an executive officer of another company where any of the Company’s present executive officers serve on that company’s compensation committee; and

•

he or she is not an executive officer or an employee, and none of his or her immediate family members is an executive officer, of a company (other than a tax exempt organization) that, during the current fiscal year or last three completed fiscal years, made payments to, or received payments from, the Company for property or services in an amount that, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Furthermore, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee:

•

accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service; or

•	is an affiliated person of the Company.

In addition to satisfying the above-described independence criteria, in order to qualify as independent for Compensation Committee purposes pursuant to the charter of our Compensation Committee, the director must also be deemed (i) a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Rule 16b-3 defines “non-employee director” as a director who:

•	is not currently an officer of, or is not otherwise currently employed by, the Company or a parent or subsidiary of the Company;

•

does not receive compensation from the Company or a parent or subsidiary of the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed $120,000; and

•	does not possess an interest in any other transaction with the Company for which disclosure would be required under the “Related Person Transactions” section of this proxy statement.

Section 162(m) of the Code and its corresponding regulation, Regulation 1.162-27, defines “outside director” as a director who:

•	is not a current employee of the Company;

•	is not a former employee of the Company receiving compensation for prior service (other than benefits under a tax-qualified retirement plan);

•	has not been an officer of the Company; and

•	receives no remuneration from the Company in any capacity other than as director.

The Board has affirmatively determined, by applying the categorical standards set forth above, that none of the Company’s independent directors has any material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

Nomination of Directors

The Governance and Nominating Committee evaluates, and recommends to the full Board, nominees to serve as directors on our Board. Except for Mr. Monaghan, our President and Chief Executive Officer, the nominees for election at the 2011 Annual Meeting of Stockholders are all current directors and were originally recommended to the Board by various sources, including other directors, a third-party executive search firm engaged by the Company and other stakeholders. In addition to these sources, in the future, director candidates may be identified by management or additional third-party executive search firms that may from time to time be engaged to assist in identifying and evaluating potential nominees. Candidates are evaluated in light of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders. In performing this evaluation, the Governance and Nominating Committee will consider the diversity, age, skills and other experience of the candidate, and other factors it deems appropriate, given the needs of the Board and the Company at the appropriate time, to maintain what it considers to be an appropriate balance of knowledge, experience and capabilities. Qualified director nominees should possess an appropriate balance of the following qualities: high moral character and personal integrity, a high level of leadership or managerial experience, experience and knowledge relative to matters affecting the Company, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of stockholders and growth of the Company, freedom from conflicts of interest, the ability to dedicate sufficient time, energy and attention to Board activities and the diligent performance of his or her duties, and reflect the diversity of the Company’s stockholders, employees, customers and communities.

The Board will consider director candidates recommended by the Company’s stockholders. In order to make such a nomination, the stockholder must (i) be a record holder of shares of common stock on the record date, (ii) be entitled to vote for the election of such director(s) and (iii) comply with the notice procedures set forth in the Company’s bylaws. If you would like a copy of the Company’s bylaws, please notify the Company at the address given on the first page of this proxy statement. The bylaws are also available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Notice of a stockholder’s recommendation with regard to nominees for election to the Board must be delivered to, or mailed to and received by, the Secretary of the Company not later than 90 days or earlier than 120 days prior to the anniversary date of the preceding year’s annual meeting of stockholders. If the annual meeting of the stockholders for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting of stockholders, such recommendation must be received by the Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

The stockholder’s notice shall be signed by the stockholder of record who intends to recommend a nominee, and shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be set forth in the notice pursuant to Section 2.07 of the Company’s Bylaws (and Items 403 and 404 under Regulation S-K); (2) a written questionnaire with respect to identity, background and qualification of the proposed nominee, (3) a written representation and agreement that the proposed nominee (i) is not and will not become a party to (x) any agreement or similar understanding that the nominee, if elected, will adopt a specific voting commitment on any issue or question that has not been disclosed to the Company or, (y) any voting commitment that could limit or interfere with such person’s fiduciary duty under applicable law, (ii) is not and will not become a party to any agreement or similar understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service as a director, that has not been disclosed to the Company, and (iii) if elected, will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies of the Company, and (4) all other information relating to such person that is required to be disclosed in solicitation of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

(B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (2) the number of shares of the Company which are owned of record and beneficially by such stockholder and such beneficial owner, (3) a representation that such stockholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (4) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination, (5) a description of any Derivative Interest (as defined in the Bylaws), (6) any proxy, contract, or similar understanding that increases or decreases the voting power of such stockholder, (7) any dividend rights held of record or beneficially by the stockholder on shares of the Company that are separated or severable from the underlying shares, (8) any performance-related fees (other than an asset-based fee) to which the stockholder may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and (9) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act.

Communications with the Board

We have a Stockholder Communication Policy with established procedures for stockholders and interested parties to communicate directly with the Board, with our non-management directors, or with a particular director. The stockholder or interested party should send written communication to (i) the Lead Independent Director, (ii) the Chairman of the Board or Chair of the appropriate committee, (iii) the non-management directors or (iv) an individual director, in care of the Corporate Secretary, at Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097. Any communications relating to the Company’s auditing, accounting, internal controls, or fraud or unethical behaviors should be directed to the attention of the Chair of the Audit Committee in care of the Corporate Secretary, at the foregoing address. The Audit Committee will respond to such communication, if appropriate, in accordance with the procedures established with respect to such matters.

Any written communication should include the name and address of the stockholder or interested party sending such communication so that a response can be provided, if necessary or appropriate. Stockholders and interested parties may, however, remain anonymous. If the stockholder or interested party desires that such communication be kept confidential from management, the envelope must be clearly marked “confidential,” and the Corporate Secretary will then forward the communication, unopened, to the individual addressee.

Committees of the Board

The Board has as standing committees an Audit Committee, a Compensation and Human Resources Committee (also referred to as the “Compensation Committee”), an Executive Committee, a Governance and Nominating Committee (also referred to as the “Governance Committee”) and a Risk Management Committee (also referred to as the “Risk Committee”). The Board also formed a Succession Planning Committee in October 2010, which was disbanded in February 2011.

Audit Committee

The members of the Audit Committee during 2010 were Messrs. Katz (Chair), DeLoach and Maritz, and Ms. James. The Committee held nine meetings in 2010. In accordance with the NYSE’s rules, all members of the Audit Committee meet the independence requirements for Audit Committee members and are financially literate. Messrs. DeLoach and Katz were determined by the Board to be “audit committee financial experts” as that term is defined by the SEC. The charter of the Audit Committee is available on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

This Committee retains the auditing firm engaged each year as our independent auditors. With management and the independent auditors, the Committee reviews the financial statements, oversees the financial reporting process and assesses the adequacy of basic accounting services rendered to us. The Audit Committee’s review of financial statements is more fully described below under the caption “Report of the Audit Committee,” and its responsibilities are outlined in the Audit Committee Charter.

Compensation and Human Resources Committee

The members of the Compensation and Human Resource Committee during 2010 were Ms. Clarke (Chair), Mr. Clements, and Ms. James. In February 2011, Mr. Katz was appointed as a member of this Committee.

The Compensation Committee held 13 meetings in 2010, four of which were joint meetings with the Succession Planning Committee. Each member of the Compensation and Human Resources Committee is an independent director and meets the additional criteria to qualify for independence for the Compensation and Human Resources Committee’s purposes. The Compensation and Human Resources Committee’s charter is available on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

This Committee establishes and reviews our general compensation philosophy with the input of management, oversees the development and implementation of our compensation philosophy to ensure that our compensation plans are consistent with our general compensation philosophy, establishes the compensation to be paid to the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer as to the appropriate compensation of our corporate officers, generally administers and issues awards under our equity incentive plans from time to time in effect, oversees our other benefit plans and assists the Board in its succession planning. See “Compensation Discussion and Analysis” for a discussion of our compensation philosophy and how the Compensation and Human Resources Committee determines the compensation of our executive officers.

Executive Committee

The members of the Executive Committee during 2010 were Messrs. Clements (Chair), Durham, and Oglesby. The Committee held one meeting in 2010. In February 2011, Mr. DeLoach was appointed as a member Committee, replacing Mr. Durham. As such, the current members of the Executive Committee are Messrs. Clements (Chair), DeLoach and Oglesby.

The Executive Committee has exercised and may exercise all the authority of the Board when the Board is not in session, except that it does not have the authority to (i) approve or propose to stockholders actions required by the Delaware General Corporation Law to be approved by stockholders; (ii) adopt, amend or repeal our by-laws; (iii) authorize distributions; (iv) fill vacancies on the Board or any of its committees; (v) approve a plan of merger, consolidation or reorganization not requiring stockholder approval; (vi) authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the Board; or (vii) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares.

Governance and Nominating Committee

The members of the Governance and Nominating Committee during 2010 were Messrs. Clements (Chair) and Durham, and Ms. Clarke. During 2010, the Governance and Nominating Committee held three meetings. The charter of the Governance and Nominating Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

The Governance and Nominating Committee assumes the nominating and corporate governance duties on behalf of the Board. The Governance and Nominating Committee assists the Board by identifying qualified individuals to become directors, recommending the composition of the Board and its committees, and the compensation to be paid to the directors. It is also responsible for monitoring the process to assess the Board’s effectiveness, developing and implementing our corporate governance guidelines and many of our corporate governance policies, including the oversight of compliance under our Equity Ownership Guidelines, our Code of Business Conduct and Ethics and our Related Party Transaction Policy.

Risk Management Committee

The members of the Risk Management Committee during 2010 were Messrs. DeLoach (Chair), Durham, Katz and Wooley. In February 2011, Mr. Maritz was appointed as a member of the Risk Management Committee, replacing Mr. Katz. In addition, in February 2011, Mr. Durham was appointed the Chair of this Committee. As such, the current members of the Risk Management Committee are Messrs. Durham (Chair), DeLoach, Maritz and Wooley.

During 2010, the Risk Management Committee held four meetings. The charter of the Risk Management Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.” The Risk Management Committee assists the Board in fulfilling its responsibility of overseeing the identification, assessment and management of our key operational risks.

Succession Planning Committee

At a meeting of the Board on October 19, 2010, and upon the recommendation of the Governance Committee, the Board formed a special Succession Planning Committee to assist the Board in fulfilling its succession planning duties. On February 16, 2011, upon the recommendation of the Governance Committee, the Board determined that the Succession Planning Committee had fulfilled its responsibilities and disbanded the Committee, effective immediately. The members of the Succession Planning Committee were Messrs. DeLoach (Chair), Clements and Durham. The Succession Planning Committee held eight meetings, four of which were joint meetings with the Compensation and Human Resources Committee.

Director Fees; Attendance at Meetings

Directors who are employees of the Company do not receive a retainer or any other fees for service on the Board or its committees. All other directors (“non-management directors”) receive the annual retainer and meeting fees described below, except for Mr. Oglesby who, during the term in which he serves as Executive Chairman, is entitled only to the payments pursuant to his employment agreement. In addition, the non-management directors receive an annual grant of stock valued at $70,000 and the use of a motor vehicle (including transporting the vehicle to the director, any taxes payable relating to the vehicle, repair, maintenance and service of the vehicle).

In 2010, compensation earned by the non-management directors was as follows:

Annual Retainers (paid quarterly in advance):

•	the Non-Executive Chairman—$150,000;

•	the other non-management directors—$40,000;

•

the Audit Committee, Compensation and Human Resources Committee, Risk Committee and Succession Planning Committee chairs—$15,000 (the Risk Committee chair received a $10,000 retainer until October 2010); and

•	the Governance Committee chair—$10,000.

Meeting Fees (paid quarterly in arrears):

•	Executive Committee meetings, in person or telephonic—$1,500 (payable to the Executive Committee chair only);

•	Board, Audit Committee, Compensation and Human Resources Committee, Risk Committee, the Governance Committee and Succession Planning Committee in person meetings—$2,000;

•	Board, Compensation and Human Resources Committee, Risk Committee, Governance Committee and Succession Planning Committee telephonic meetings—$1,000; and

•	Audit Committee telephonic meetings—$1,500.

In addition, the Chairman of the Board was paid meeting fees for his attendance at any committee meeting of which he was not a member.

On February 17, 2010, upon the recommendation of the Compensation and Human Resources Committee, the Board determined that, upon the expiration of Mr. Wooley’s employment agreement on March 31, 2010, he be compensated for his service on the Board consistent with the compensation paid to non-management directors. During the term of his employment agreement, Mr. Wooley did not receive additional compensation from us for his services as a director. Beginning April 1, 2010, Mr. Wooley began receiving compensation for his service on the Board in the same manner as the other non-management directors, including a prorated grant of shares of restricted stock equal to $52,494, calculated using the closing price of our common stock on April 1, 2010. For an additional discussion of payments made to Mr. Wooley during 2010, see the “Director Compensation Table” and “Related Person Transactions—Related Person Transactions with Jeffrey I. Wooley” below.

The following table shows compensation earned by the non-management directors for the 2010 fiscal year. For information concerning the compensation of Mr. Oglesby, see “Summary Compensation Table.”

2010 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation(3)	Total
Michael J. Durham	$200,375	$70,001	$31,625	$302,001
Non-Executive Chairman of the Board(1)
Janet M. Clarke	$91,875	$70,001	$20,453	$182,329
Compensation and Human Resources Committee Chair
Dennis E. Clements	$91,875	$70,001	$15,845	$177,721
Governance & Nominating Committee Chair Executive Committee Chair
Thomas C. DeLoach, Jr.	$99,125	$70,001	$12,179	$181,305
Risk Committee Chair Succession Committee Chair
Juanita T. James	$86,875	$70,001	$31,281	$188,157
Vernon E. Jordan, Jr.	$47,875	$70,001	$50,079	$167,955
Eugene S. Katz	$90,875	$70,001	$15,678	$176,554
Audit Committee Chair
Philip F. Maritz	$61,375	$70,001	$14,786	$146,162
Jeffrey I. Wooley	$46,000	$52,494	$39,114	$137,608

(1)	As part of the Company’s management succession process and in connection with the appointment of Charles Oglesby as Executive Chairman, Mr. Durham resigned as Non-Executive Chairman effective February 9, 2011.

(2)	The amount in this column for each director, other than with respect to Mr. Wooley, represents the aggregate grant date fair value of 6,045 shares of common stock granted to each non-management director on February 17, 2010, which was $70,001. The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718 by multiplying the number of shares by the closing market price of our common stock on the date of grant, which was $11.58 per share. For Jeffrey I. Wooley, the amount in this column represents the aggregate grant date fair value of 3,857 shares of common stock granted on April 1, 2010, which was $52,494. The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718 by multiplying the number of shares by the closing market price of our common stock on the date of grant, which was $13.61 per share. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 24 of the Consolidated Financial Statements in our 2010 Annual Report on Form 10-K, filed with the SEC on February 28, 2011, which is incorporated into this proxy statement by reference.

As of December 31, 2010, each non-management director held the number of unvested shares of restricted stock set forth beside his or her name: Michael J. Durham: 1,641 ; Janet M. Clarke: 1,641; Dennis E. Clements: 1,641; Thomas C. DeLoach, Jr.: 1,641; Juanita T. James: 1,953; Vernon E. Jordan, Jr.: 1,641; Eugene S. Katz: 1,641; and Philip F. Maritz: 1,641.

As of December 31, 2010, the following non-management directors held the number of outstanding stock options set forth beside his or her name: Michael Durham: 10,000; Janet M. Clarke: 5,000; Vernon E. Jordan, Jr.: 5,001; and Philip F. Maritz: 18,000. No other non-management directors held any stock options.

(3)	Represents the incremental cost to us for the respective use of a vehicle received by non-management directors. We calculate incremental costs of personal use vehicles as all direct costs (excluding fuel), including without limitation, the cost of transporting the vehicle to the director, any taxes, repairs, and any maintenance and service of the vehicle. In addition, we include the difference between our cost for the vehicle and the ultimate sale price or the anticipated sale price, pro-rated for the amount of time the director had possession of the vehicle during the fiscal year, plus an estimate of lost interest income calculated as our initial cash outlay for the vehicle multiplied by our weighted average interest rate on invested cash. We do not estimate lost margin on an ultimate sale of the vehicle.

At a meeting of the Board on October 20, 2010, the Governance Committee recommended, and the Board approved an increase in the annual retainer to be paid to the chair of the Risk Committee from $10,000 to $15,000. In connection with the establishment of the Lead Independent Director role effective as of February 9, 2011, the Board set the Lead Independent Director’s annual retainer at $150,000.

During 2010, there were nine meetings of the Board. Each current director attended at least 75% of the total meetings of the Board and committees on which he or she served. In accordance with the NYSE’s rules, the non-management directors held twelve executive sessions during 2010. The Non-Executive Chairman presided over such executive sessions in 2010.

Under our current leadership structure, the Executive Chairman will preside over Board meetings, including executive sessions. However, the Lead Independent Director will preside over non-management executive sessions of the Board.

We do not have a policy with regard to the attendance of the members of the Board at annual meetings of our stockholders. At the time of our 2010 Annual Meeting of Stockholders, the Board consisted of ten members. Nine of the ten of the members of the Board attended such meeting in person.

Code of Business Conduct and Ethics

In accordance with the NYSE’s rules and the rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, the Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. On October 20, 2010, upon the recommendation of the Governance Committee, the Board adopted revisions to our Corporate Governance Guidelines that (i) expand the Board self-assessment process; and (ii) require the Board to annually appoint Board Committees and Committee chairs, and to annually elect the Chair of the Board. On February 16, 2011, the Board also adopted revisions to our Code of Business Conduct and Ethics that: (a) expanded the Company’s prohibition on retaliation against whistleblowers; (b) highlighted the importance of internal reporting; and (c) added provisions for safety, intellectual property, environmental and privacy issues. The amendments were, in part, in response to the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Both the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

We will provide you with copies of the above-mentioned documents as well as our Audit Committee, Compensation and Human Resources Committee, Governance Committee and Risk Committee charters, free of charge, if you call 770-418-8212 or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097.

Board Leadership Structure

The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and senior executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President and Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances. Our Corporate Governance Guidelines provide the Board the flexibility to determine whether or not the separation or combination of the Chairman and President and Chief Executive Officer offices is in the best interests of the Company at any time.

As part of our succession plan and to aid in the transition of our corporate leadership, effective February 9, 2011, Mr. Oglesby became our Executive Chairman in connection with his retirement from his position as President and Chief Executive Officer and his planned retirement and resignation from the Board on July 31, 2011. Effective February 9, 2011, Mr. Monaghan, a nominee for director, became our President and Chief Executive Officer.

Since our incorporation, we have separated the positions of Chairman and President and Chief Executive Officer, as the Board believes that, based on the skills and responsibilities of the various Board members, such separation enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our stockholders by the Board and (iv) our overall leadership structure. We believe this structure is appropriate because we compete in an industry with many external forces that may affect our viability and profitability, therefore presenting significant challenges requiring extensive oversight and management capability. As such, we believe that by separating the Chairman function from that of the President and Chief Executive Officer, our President and Chief Executive Officer can properly focus on managing the business, rather than diverting his efforts to also overseeing the Board.

In order to give a significant voice to our non-management directors and to reinforce effective, independent leadership on the Board, when the Board appointed Mr. Oglesby as Executive Chairman it created the position of Lead Independent Director. In light of this new Board position of Lead Independent Director, we amended our Corporate Governance Guidelines to outline the circumstances in which Lead Independent Director would be appointed by our Board and to set forth such director’s responsibilities.

Under the Company’s Corporate Governance Guidelines, a Lead Independent Director is appointed when the Chairman is the Chief Executive Officer or any other officer or employee of the Company, or if the Chairman is not otherwise independent. If and when a Lead Independent Director is appointed, his or her responsibilities, which are described in the Company’s Corporate Governance Guidelines, include, among other things:

•	calling, setting agendas for, and presiding over non-management executive sessions of the Board;

•	calling special meetings of the full Board;

•

collaborating and consulting with the Chairman, our Chief Executive Officer, our Corporate Secretary, and other members of our senior management concerning schedules and agendas for and written materials to be distributed in advance of or to be presented at Board meetings, and approving or directing the approval of the schedules, agendas, and materials for Board meetings;

•	collaborating and consulting with committee chairs concerning schedules, agendas, and written materials;

•	presiding over Board meetings in the absence of the Chairman;

•	serving as a liaison between independent directors and the Chairman if and to the extent necessary or advisable;

•	receiving and evaluating substantive direct communications from interested parties to non-management directors;

•

where circumstances require communication from the Board to stockholders, being available with the Chairman and our Chief Executive Officer for consultation and direct communication with stockholders; and

•	calling special meetings of the non-management directors.

In recognition of his demonstrated critical leadership skills, the independent directors have designated Thomas C. DeLoach, Jr. as Lead Independent Director. It is the Board’s intent to appoint an independent Board member as the Board’s Chairman upon Mr. Oglesby’s retirement and resignation from the Board in July 2011.

We believe that the foregoing structure, policies, and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, and evaluation of decisions and direction from the Board.

The Board’s Risk Oversight Role

The Board maintains oversight responsibility for management of the Company’s risks. The Board has delegated oversight responsibility for certain areas of potential risk exposure to its committees. Each committee reports to the Board at regular intervals or more frequently, if appropriate, with respect to the risks and matters for which it maintains responsibility. The Company’s Risk Committee is responsible for further assisting the Board in fulfilling its oversight role by identifying, assessing and managing key financial, strategic and operational risks of the Company. Management annually reviews with the Risk Committee our key risks to help evaluate the Company’s risk profile and related risk management processes. In this review, management highlights for the Risk Committee our most significant risks to facilitate the Risk Committee’s evaluation of our long-term financial plans, budgets and strategic initiatives. The Risk Committee, based on such review, considers the appropriate process for managing or mitigating material risks and the appropriate allocation of resources related to such material risks. The Risk Committee reports such findings to the Board at the Board’s quarterly meetings, and the Audit Committee, as appropriate.

As a NYSE-listed company, the Audit Committee is charged with (i) discussing guidelines and policies to govern the process by which management assesses and manages exposure to risk; (ii) discussing major financial risk exposures and the steps management has taken to monitor and control such exposure; and (iii) reviewing in a general manner the processes in place to assess and manage risk. Recognizing that the Risk Committee’s role compliments the Audit Committee’s role in risk oversight, our Risk Committee charter mandates that at least one member of the Audit Committee be a member of the Risk Committee. During 2010, our Risk Committee consisted of two members of our Audit Committee, Messrs. DeLoach (chair) and Katz, and Mr. Durham, who was a member of our Audit Committee from February 2003 until July 2006. Currently, our Risk Committee consists of two members of our Audit Committee, Messrs. DeLoach and Maritz, and Mr. Durham, who became the Risk Committee chair in February 2011.

The Compensation and Human Resources Committee is primarily responsible for the design and oversight of our executive compensation policies, plans and practices. A key objective of the Compensation Committee is to oversee the implementation and development of our compensation plans to ensure such plans are consistent with the Company’s general philosophy after accounting for the Company’s key risk profile.

Beginning in 2009, the Compensation and Human Resources Committee engaged its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to work with management and conduct a full risk assessment of the Company’s compensation programs. This assessment included an inventory of all compensation programs, including incentive compensation plans then-currently in place at the Company, a review of the design and features of the Company’s compensation programs with key members of management responsible for such programs, and an assessment of program design and features relative to compensation risk factors. The Risk Committee and the Compensation Committee reviewed the Company’s risk profile and related risk management processes and the findings of the compensation risk assessment to determine if any material risks were deemed to be likely to arise from our compensation policies and programs and to determine whether these risks are reasonably likely to have a material adverse effect on our business. Upon review of FW Cook’s findings, the Risk Committee and Compensation and Human Resources Committee determined that the Company’s then-current pay plans and policies were not reasonably likely to have a material adverse effect on the Company.

In the first quarter of 2011, FW Cook reviewed our compensation programs and determined there had been no material changes in 2010. The Risk Committee and the Compensation and Human Resources Committee again reviewed the Company’s risk profile and related risk management processes, and the findings of the compensation risk assessment, to (i) determine if any material risks were deemed to be likely to arise from our compensation policies and programs; and (ii) determine whether any such risks are reasonably likely to have a material adverse effect on the Company. The Risk Committee and Compensation and Human Resources Committee determined that the Company’s then-current pay plans and policies were not reasonably likely to have a material adverse effect on the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of such securities with the SEC. Based solely upon a review of the copies of the filings furnished to us or prepared by us on behalf of such Section 16(a) filers, or written representations that no Forms 5 were required, we believe that all of these filers complied with all Section 16(a) filing requirements during 2010, with the exception of one inadvertently late Form 4 filing for Juanita James to report one transaction relating to shares forfeited for payment of taxes upon the vesting of restricted stock.

EXECUTIVE OFFICERS

Listed below is information regarding the Company’s executive officers as of March 23, 2011. All of our executive officers are elected by and serve at the discretion of the Board.

Name	Age	Position
Craig T. Monaghan	54	President and Chief Executive Officer; Principal Financial Officer
Michael Kearney	59	Executive Vice President and Chief Operating Officer
Elizabeth B. Chandler	47	Vice President, General Counsel and Secretary
Joseph G. Parham	61	Vice President, Chief Human Resources Officer
Keith R. Style	38	Vice President, Operations

Set forth below is a brief description of the business experience of the Company’s corporate officers for at least the past five years.

CRAIG T. MONAGHAN has served as our President and Chief Executive Officer since February 2011. Prior to becoming our President and Chief Executive Officer, Mr. Monaghan served as our Senior Vice President and Chief Financial Officer since May 2008, and continues as our principal financial officer until we hire a new chief financial officer. Prior to joining us, Mr. Monaghan served as the Chief Financial Officer at Sears Holding Corp., a national broadline retailer, between September 2006 and January 2007. From May 2000 to August 2006, he served as Executive Vice President and Chief Financial Officer of AutoNation, Inc., the largest automotive retailer in the United States. Previously, Mr. Monaghan served as Chief Financial Officer of iVillage.com, which he helped take public in 1999. Earlier in his career, he was employed by Reader’s Digest Association, Bristol-Myers Squibb Co. and General Motors Corp.

MICHAEL S. KEARNEY has served as our Executive Vice President and Chief Operating Officer since February 2011. Prior to February 2011, Mr. Kearney served as our Senior Vice President and Chief Operating Officer from March 2009. Before becoming our Senior Vice President and Chief Operating Officer, Mr. Kearney served as the President and Chief Executive Officer of our former Eastern Region, which included Nalley Automotive Group in Georgia, Crown Automotive Company in North Carolina, South Carolina, Virginia and New Jersey, and Coggin Automotive Group and Courtesy Auto Group in Florida. Mr. Kearney joined Crown Automotive Company in 1990 as its Chief Financial Officer, and assumed the role of its President and Chief Executive Officer in September 2000. The Company acquired Crown Automotive Company in 1998.

ELIZABETH B. CHANDLER has served as our Vice President, General Counsel and Corporate Secretary since May 2009. From 2006 until May 2009, when she joined us, Ms. Chandler served as the City Attorney for Atlanta, Georgia, where she reported directly to the mayor and city council, and provided counsel on a broad range of legal and governance issues. Between 2000 and 2006, Ms. Chandler served as Assistant General Counsel, Vice President and Corporate Secretary of Mirant Corporation, a publicly-traded global energy company, where she was responsible for the compliance and ethics programs, as well as the internal decision-making and governance process. Prior to joining Mirant, Ms. Chandler was a partner with Troutman Sanders, LLP in its corporate group, where her practice included a broad range of corporate and contract matters, including project development and finance.

JOSEPH G. PARHAM has served as our Vice President, Chief Human Resources Officer since May 2010. From 2001 until his retirement in 2006, Mr. Parham served as the Senior Vice President, Human Resources for Acuity Brands, Inc., a leading provider of lighting fixtures and related products and services, where he was responsible for executive compensation, leadership development, benefits design, succession planning and major organization development programs. Prior to joining Acuity Brands, Mr. Parham served at Senior Vice President, Human Resources for National Service Industries from 2000 to 2001, as President and Chief Operating Officer of the Polaroid Eyewear division of Polaroid Corporation from 1999 to 2000, and as Senior Vice President, Global Human Resources of Polaroid Corporation from 1994 to 1999.

KEITH R. STYLE has served as our Vice President, Operations since January 2011. Prior to becoming our Vice President, Operations, Mr. Style served as our Vice President of Finance from November 2008, with responsibility for the Company’s financial reporting and financial planning and analysis. From August 2006 until November 2008, Mr. Style served as the Company’s Vice President of Financial Planning and Analysis, which included responsibility for the Company’s investor relations activities. Since joining the Company in 2003, Mr. Style has served in various positions, including Assistant Controller. Prior to joining the Company, Mr. Style worked at Sirius Satellite Radio, Inc., a leading satellite radio entertainment provider, where he served in the planning and controllership functions for more than five years. Mr. Style began his career with Arthur Andersen LLP.

COMPENSATION DISCUSSION & ANALYSIS

The Compensation and Human Resources Committee of the Board (also referred to in this Compensation Discussion and Analysis section of the proxy statement (the “CD&A”) as the “Committee”) is charged with various duties concerning the compensation of our corporate officers, including the development of our compensation philosophy relating to those individuals. With respect to decisions directly impacting executive compensation, its primary responsibilities as a committee are to:

•

establish all aspects of compensation for our corporate officers, including our named executive officers whose names appear in the Summary Compensation Table below, and approve awards to the CEO, subject to Board ratification, under our incentive-based compensation plans;

•	oversee the development, implementation and administration of the Company’s compensation and benefit plans; and

•

prepare the Compensation and Human Resources Committee Report and review and discuss with management the CD&A, as required to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

For additional information regarding the Committee’s function and composition, see “Governance of the Company—Committees of the Board—Compensation and Human Resources Committee” on page 18 of this proxy statement, and the charter of the Committee, which is available on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Overview

We believe that fostering an entrepreneurial spirit is essential to our success. Accordingly, we encourage our executive officers to manage our Company in a way that preserves local decision making, especially concerning those decisions that directly affect our customers, while leveraging and consolidating infrastructure activities to maximize efficiency and effectiveness. As a result, the objectives of our executive compensation philosophy are to: (i) support the attainment of our vision, business strategy and operating imperatives, (ii) guide the design and implementation of fully effective executive compensation and benefit plans, (iii) reinforce our business values and (iv) align management and stockholder interests.

In determining the 2010 compensation of our named executive officers, the Compensation and Human Resources Committee acknowledged the fiscal achievements of our management team despite the challenging automotive retail environment, which began in 2008 and continued into 2010. In 2010, the Committee approved compensation programs, as discussed below, that were designed to incentivize our management team to grow our earnings per share (“EPS”) and our net income, while effectively managing costs. The following key areas of achievement in fiscal 2010 were among those noted by the Committee in light of the current economic environment and continuing challenges in our industry as a whole:

•

we grew adjusted EPS from continuing operations and adjusted EBITDA 64% and 26%, respectively, in 2010 compared to 2009, as reported in our earnings release for the fourth quarter of 2010 and our investor presentation available on our website;

•	our revenues grew 16%, totaling $3.9 billion in 2010 compared to $3.4 billion in 2009;

•	we experienced gross profit growth in all four of our business lines in fiscal year 2010;

•	we reduced our selling, general and administrative expenses as a percentage of gross profit by 290 basis points at fiscal year 2010 in comparison to fiscal year 2009;

•

we successfully completed a tender offer and redemption for our 8% Senior Subordinated Notes due 2014 and an offering of 8.375% Senior Subordinated Notes due 2020, thus extending the debt maturity by six years.

While we are pleased with these accomplishments, we are mindful of the slow recovery of the economy and of our industry. Accordingly, in addition to the measures we have taken to produce positive financial results, we remain focused on our responsibility to our stockholders to create value in our business, and are thus mindful of our pay practices. The Compensation and Human Resources Committee continually monitors our policies to ensure that they emphasize programs that reward executives for results that are consistent with stockholder interests. As such, we have the following responsible and stockholder-focused compensation policies, programs and practices in place:

•

Conservative Pay Practices. In light of the challenging economic and automotive retail environment, we have not increased base salaries for the last two years for certain of our named executive officers. In addition, in fiscal year 2009, in order to conserve cash, the Compensation and Human Resources Committee exercised its negative discretion to reduce cash payouts under our annual cash bonus plan to certain eligible participants and granted those individuals an equity award in an amount equivalent to the cash foregone under such plan. The Committee also works with its compensation consultant to use comparative data for executive compensation and generally aims to set and maintain total executive compensation between the 25th and 50th percentile of that of our Peer Group (defined below).

•

Performance-Based Pay. A substantial portion of executive pay is in the form of variable, performance-based compensation, which helps us effectively manage the cost of our pay programs. In addition, the Compensation and Human Resources Committee believes that performance-based equity grants and compensation programs helps to align management’s interests with the interests of our stockholders.

•

Limited Perquisites. Other than the traditional car allowance or demonstrator vehicles granted to our named executive officers, we have substantially eliminated the majority of the perquisites that we previously provided to such officers.

•	Equity Ownership Guidelines. Our named executive officers are required to comply with stock ownership guidelines throughout the period of their employment with the Company.

•

Prohibition on Hedging our Securities. Our employees are prohibited from engaging in short sales of our securities and from buying or selling puts or calls on, or any other financial instruments that are designed to hedge or offset decreases or increases in the value of, securities.

•

Recoupment Policy. We have a recoupment policy that requires certain employees to reimburse the Company for performance-based incentive compensation paid to them in the event the Company is required to restate its financial results due to fraud or intentional misconduct by such employees.

Elements of Compensation

The various elements of compensation paid by the Company are intended to provide an appropriate level of financial certainty through the non-variable compensation paid to each executive officer, ensure that a significant portion of total compensation is performance-based, and create a balance of long-term and short-term incentives. The purposes of each compensation element are summarized below:

Compensation Element	Purpose
Base Salary

•   to provide base pay benchmarked to the individual’s level of responsibility, talent, and experience;

•   to provide financial predictability;

•   to provide a salary that is market competitive; and

•   to promote retention of executives.

Short-Term Incentives

•   to optimize annual operating results;

•   to align management with stockholders;

•   to provide, along with base salary, market competitive cash compensation when targeted performance objectives are met;

•   to provide appropriate incentives to exceed targeted results;

•   to pay meaningful incremental cash awards when results exceed target; and

•   to encourage internal alignment and teamwork.

Long-Term Incentives (also referred to as “Equity-Based Compensation”)

•   to balance the short-term orientation of other compensation elements;

•   to focus executives on the achievement of long-term results;

•   to support the growth and profitability of each revenue source of the Company;

•   to allow key executives to accumulate retirement assets; and

•   to retain key management talent.

Other Benefits

•   to be competitive in the markets where we compete for executive talent;

•   to avoid materially different approaches to benefits among executive and non-executive employees;

•   to be cost effective through shared expense with executives, where appropriate; and

•   to provide limited perquisites when job-related and market-driven within the realm of our corporate governance philosophies.

Compensation Philosophy and Guidelines

The Committee, with the help of an outside compensation consultant (discussed below), has developed an executive compensation philosophy for the Company that sets forth certain general guidelines the Committee considers in making decisions and recommendations related to the compensation of our executive officers (including our named executive officers). The key principles underlying our compensation philosophy are the following:

•	emphasize a “pay-for-results” culture with clear emphasis on pay-for-performance and accountability;

•	effectively manage the cost of pay programs by providing that a substantial portion of executive pay will be in the form of variable, performance-based compensation;

•	ensure a reasonable return on our total compensation expenditures;

•	consider total compensation in light of competitive market practices, internal equity considerations, and individual-specific characteristics;

•	provide a balanced total compensation program to ensure management is not encouraged to take unnecessary and excessive risks that may harm the Company;

•	encourage equity ownership by management;

•	reinforce teamwork and internal alignment of management; and

•	consider stakeholder perceptions and governance practices when formulating pay plans and actions.

Decisions and recommendations with respect to compensation of the Company’s executive officers were made in February of 2010, consistent with past practice, in order to effectively communicate expectations with and incentivize such individuals in connection with their, and the Company’s, performance.

Subsequent to the decision making concerning 2010 compensation, the Committee updated the philosophy to expressly align such philosophy with certain other compensation-related guidelines already adopted by the Company. Specifically, the Committee amended the philosophy to include references to (i) the Company’s existing prohibition on hedging activities by our employees related to the Company’s stock, and (ii) our recoupment policy, which requires certain employees to reimburse the Company for certain performance-based incentive compensation paid to them in the event the Company is required to restate its financial results due to fraud or intentional misconduct by such employees.

All decisions made with respect to the 2010 compensation of the Company’s executive officers were consistent with the Company’s compensation philosophy as updated in 2010.

To further support our compensation philosophy and to further align the interests of our stockholders with our management team, our Board has adopted certain equity ownership guidelines applicable to our executive officers, which are contained in our Corporate Governance Guidelines. These guidelines are discussed in more detail above under “Securities Owned by Management and Certain Beneficial Owners—Equity Ownership Guidelines” on page 7.

Compensation Consultant

In 2006, the Committee retained FW Cook, an independent compensation consulting firm, to assist the Committee in the evaluation of executing its responsibilities. This retention continued through 2010.

In 2010, FW Cook assisted the Committee in, among other things, estimating the appropriate types and amounts of termination pay for certain executive officers, estimating the appropriate elements and values in a total compensation package for a new executive officer, and the development and determination of appropriate levels for our 2010 long-term and short-term incentive awards. In addition, FW Cook annually provides the Committee with:

•

a competitive analysis of the Company’s executive compensation (including for our executive officers) on an annualized basis using publicly available information from our Peer Group (as described below); and

•

a competitive analysis of the Company’s executive compensation (including for our executive officers) on an annualized basis using compensation surveys. Data gathered from surveys represents the practices of general industry companies with annual revenues comparable to our annual revenue (e.g., approximately $4.0 billion). A total of approximately 700 companies participated in the surveys that were used, and the names of such companies were kept confidential.

Our current peer group was adopted by the Committee in 2009 based, in part, on FW Cook’s recommendations. The peer group consists primarily of automotive retailers and companies in automotive-related industries with similar characteristics such as revenue, market capitalization, EBITDA and/or operating income, and against whom the Company would expect to compete for talent. As such, our peer group (the “Peer Group”) consists of the following companies:

•

automotive retailers: Advanced Auto Parts Inc., AutoNation, Inc., AutoZone, Inc., Carmax Inc., Group 1 Automotive, Inc., Lithia Motors Inc., O’Reilly Automotive, Inc., Penske Automotive Group, Inc., Sonic Automotive Inc., and The Pep Boys—Manny Moe and Jack;

•	companies in related industries: American Axle and Manufacturing Holdings, Inc., Arvinmeritor, Inc., Genuine Parts Company, Rush Enterprises, Inc., and Tractor Supply Company.

The annual analyses prepared by FW Cook for the Committee generally include:

•	an evaluation of our annual and long-term incentive plans, including the proposed levels and mix of pay and types of awards made and to be made under our various compensation plans; and

•	an analysis of overall competitive compensation, which includes Peer Group base salaries, bonus opportunities and the value of long-term compensation elements.

Aside from its work for the Committee, FW Cook does not provide any services to, nor in 2010 did it receive any compensation from, the Company.

Additional Considerations When Making Executive Compensation Decisions

The Committee historically has, and in 2010 used, the evaluations and analyses prepared by FW Cook to help benchmark our executive compensation against that of our Peer Group. The Committee generally aims to set and maintain the total compensation of our executive officers between the 25th and 50th percentile of the Peer Group. Based on reported results, the Company was at approximately the 30th percentile in terms of revenue and net income in the Peer Group.

In addition to competitive analyses of executive compensation provided to the Committee by FW, the Committee also historically has considered, as it did in 2010, a number of other factors, in its discretion, when making compensation decisions and reviewing and approving executive officer compensation including. These additional factors include, but are not limited to, (i) individual performance of the executive, (ii) tenure and importance to the Company of the executive, (iii) the Company’s financial condition; and (iv) internal equity considerations. The Committee does not believe it is appropriate to use pre-established formulas in determining total compensation for any of our executive officers. However, given the use of short-term cash incentives and performance-based equity compensation as components of compensation, the Committee expects that when our performance exceeds targeted performance levels, total compensation for our executive officers may be above competitive median levels.

Review of 2010 Compensation

With respect to compensation paid to our named executive officers in 2010, each such officer was eligible to receive compensation consisting of the following four elements: (i) base salary; (ii) a short-term (annual) incentive in the form of a cash bonus opportunity pursuant to our amended and restated key executive incentive compensation plan; (iii) a long-term incentive in the form of equity grants under the Company’s 2002 Equity Incentive Plan, which is referred to in this CD&A as our long-term equity incentive plan; and (iv) other benefits.

Base Salaries

Increases, if any, in base salary for executive officers (other than for the CEO) are recommended to the Committee by the CEO on an annual basis. Increases in base salary for the CEO, if any, are initiated and approved by the Committee. In setting base salary, the Committee takes into account the executive’s current and expected experience, skills, level in the organization and scope of responsibilities, as well as the Company’s financial health, in addition to the compensation data received from FW Cook.

Due to the then-continued decline in the economic environment and the uncertainty in the automobile retailing industry, Messrs. Monaghan and Kearney and Ms. Chandler did not receive merit salary increases in 2010. In connection with the renegotiation of his employment agreement, Mr. Oglesby received a 5% base salary increase, effective March 1, 2010.

The 2010 base salaries for the named executive officers were as follows:

Name	Title	Annual Base Salary
Charles R. Oglesby	President & CEO	$875,443
Craig T. Monaghan	SVP & CFO	$607,772
Michael S. Kearney	SVP & COO	$600,000
Joseph G. Parham (1)	VP, Chief Human Resources Officer	$330,000
Elizabeth B. Chandler	VP, General Counsel & Secretary	$330,000

(1)	Mr. Parham joined the Company as VP, Chief Human Resources Officer, effective May 3, 2010.

Annual Cash Bonus Plan

In order to motivate management toward the achievement of certain pre-established corporate goals, and to remain competitive in the industry, the Company believes that a significant portion of each named executive officer’s total compensation should be performance-based. The Company also believes that management is motivated by the opportunity to earn incremental cash compensation based upon the achievement of performance objectives and that such additional compensation opportunity properly fosters effective management, innovative thinking, and the implementation of cost saving measures by our executive officers, which may enable us to further enhance the value of the Company.

For 2010, the Committee determined that potential payouts under our annual cash bonus plan should be entirely dependent upon a matrix of achievement of established levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”) dependent upon actual United States Annual Automotive Sales (“USAAS,” as reported by Motor Intelligence). The choice of EBITDA as the performance benchmark for payouts under the annual cash bonus plan reflected the Committee’s belief that EBITDA is an important metric often used by investors and market analysts in comparing performance, and in determining enterprise value. Further, given the continued uncertainty in the general economic environment, and specifically within the retail automotive industry in 2010, the Committee believed it was appropriate to establish various levels of expected EBITDA, in each case dependent upon actual USAAS, which was highly uncertain and beyond the control of management. As a result, the Committee believed it was appropriate to incentivize management to increase EBITDA at higher levels of USAAS.

In connection with the determination of EBITDA as the appropriate metric under the annual cash bonus plan, the Committee further believed it was appropriate to provide for certain adjustments to EBITDA for the impact of certain potential extraordinary items. These items are nonrecurring in nature (such as impairment charges or gains or losses on the sales of assets) and, the Committee believed, not properly allocable to the determination of operational results in a given period.

For each level of USAAS established under the annual cash bonus plan, three EBITDA performance goals were established: (i) a “threshold” level; (ii) a “target” level; and (iii) a “maximum” bonus level. Under the terms of the plan, if EBITDA did not meet the established “threshold” level at the actual USAAS, no payouts would be made under the plan. Further, if EBITDA exceeded the established “maximum” level at the actual USAAS, payout under the plan would be limited as if performance had equaled the maximum performance goal. If actual USAAS was between two established levels, or if the achievement of performance goals based on actual EBITDA was between threshold and target levels, or target and maximum levels, participants would be entitled to a ratable portion of any payment due based upon linear interpolation.

In determining what it considered an appropriate “target” performance goal at the various levels of USAAS, the Committee consulted with management and evaluated various internally-prepared models and forecasts. After consultation with FW Cook, the Committee approved the threshold and maximum performance goals at 85% and 115% of target, respectively. The Committee believed that this range would provide similar payout results to those at the threshold and maximum performance goals of 80% and 120%, respectively, that were used in corresponding goal levels in our annual cash bonus plan in previous years.

The table below sets out the bonus matrix approved for 2010.

USAAS (in millions)	EBITDA Performance Goal (in millions)
	Threshold (85% of Target) 50% Payout	Target (100%) 100% Payout	Maximum (115% of Target) 200% Payout
8.5 or less	$ 75.7	$ 89.0	$ 102.4
9.5	$ 86.2	$ 101.5	$ 116.7
10.5	$ 97.7	$ 115.0	$ 132.2
11.5	$ 108.0	$ 127.0	$ 146.1
12.5	$ 119.0	$ 140.0	$ 161.0
13.5 or more	$ 133.4	$ 157.0	$ 180.5

For 2010, actual USAAS as reported by Motor Intelligence was 11.6 million. Based on this level of USAAS, EBITDA levels for the purpose of determining payouts under the annual cash bonus plan were calculated by interpolation as follows: threshold: $109.0 million; target: $128.2 million; and maximum: $147.4 million. After accounting for certain adjustments as provided for under the annual cash bonus plan, the Company achieved EBITDA of $138.5 million in 2010, resulting in a 155% payout of target under the plan.

The Committee established bonus opportunities, as a percentage of base salary, for each named executive officer dependent upon each named executive officer’s current, and expected future respective positions, skills, and experience, as well as the degree of responsibility assumed and to be assumed by such individual for aspects of the organization that impact our financial performance. The target bonus opportunity for each of Messrs. Oglesby, Monaghan, Kearney and Parham, and Ms. Chandler, was set at 100%, 70%, 60%, 40% and 40% of their respective base salaries. Threshold and maximum bonus payout opportunities were set at one-half of target and two-times target percentages, respectively.

The various bonus opportunities (as a percentage of base salary), and actual dollar amounts paid, pursuant to the 2010 annual cash bonus plan are detailed in the table below.

Name	Threshold Opportunity	Target Opportunity	Maximum Opportunity	Actual Payment (155% of Target)
Charles R. Oglesby	50%	100%	200%	$1,356,937
Craig T. Monaghan	35%	70%	140%	$659,433
Michael Kearney	30%	60%	120%	$558,000
Joseph G. Parham, Jr.(1)	20%	40%	80%	$136,400
Elizabeth B. Chandler	20%	40%	80%	$204,600

(1)	The bonus payment to Mr. Parham represents the pro rata bonus amount earned from May 3, 2010, the date he commenced his employment with the Company, through December 31, 2010.

Equity-Based Compensation

For 2010, the Committee did not use a specific formula for allocating equity-based compensation as a part of total compensation for the named executive officers. Instead, the Committee considered a number of factors to establish the level of long-term compensation for each named executive officer, primarily (i) Peer Group compensation pay practices and norms for comparable executives, (ii) general industry pay levels for comparable executives as gathered from publicly-available sources, (iii) historical individual performance and responsibility of the executive, (iv) tenure and importance to the Company of the executive, (v) expected future responsibilities of the executive, (vi) the impact of recent historical equity-based compensation decisions, awards and payouts to each executive (including the fact that annual awards granted in 2009 were in the form of stock options), and (vii) internal equity considerations.

To ensure that the equity-based awards to executive officers in 2010 addressed both the performance and retention objectives of our equity incentive plan, the Committee decided that the awards should generally be a blend of (i) time-vesting restricted stock, and (ii) performance share units which are subject to the achievement by the Company of certain performance metrics, also vest over time and are payable in shares of our common stock. The Committee concluded that time-vesting non-performance based restricted stock was an appropriate complement and balance to the performance share units, and enhance retention. Consequently, the following named executive officers received the mix of restricted stock and performance share units set forth beside his or her name below:

Name	Number of Shares of Restricted Stock Granted	Number of Performance Share Units Granted
Craig T. Monaghan	35,000	35,000
Michael S. Kearney	35,000	35,000
Elizabeth B. Chandler	22,500	22,500
Joseph G. Parham, Jr.(1)	10,000	10,000

(1)	Upon joining the Company in May 2010, Mr. Parham was awarded 10,000 performance share units and 10,000 shares of restricted stock, which have the same terms as the equity awards issued to the other named executive officers in 2010, as described above. In addition, Mr. Parham was granted a special new hire equity award of 10,000 additional shares of restricted stock to further encourage share ownership and to assist Mr. Parham in meeting our equity holding guidelines for executives. These shares of restricted stock awarded to Mr. Parham as a special new hire equity award vest on the third anniversary of the grant date.

The Committee made a similar decision with respect to the 2010 equity-based award made to Mr. Oglesby, except that, in accordance with certain provisions of his employment agreement, Mr. Oglesby received restricted stock units instead of restricted stock. As a result, the Committee recommended to the Board, and the Board subsequently approved, equity awards to Mr. Oglesby consisting of 64,767 restricted stock units and 64,767 performance share units under the same performance metric criteria approved by the Committee for the other named executive officers described below.

The 2010 restricted stock awards to the named executive officers vest ratably over three years beginning on the first anniversary of the date of grant. In the event that dividends are paid on shares of our common stock at any time when restricted stock or restricted stock unit awards remain unvested, any such dividends will accrue and be payable to the grantee upon vesting of the underlying restricted shares.

The performance share unit awards have a one-year performance period based upon our fiscal year 2010 performance (described below) and, assuming satisfaction of such performance requirements, vest ratably over three-years beginning on the grant date of the award, and requiring continued employment with the Company through the vesting period. In evaluating and approving such criteria, the Committee considered, among other things, the factors described above relating to equity-based awards. In addition, the Committee believed a one-year performance period was appropriate in light of continued economic and industry-specific uncertainty. The Committee also determined that this one-year performance period for the performance share unit awards, coupled with a three-year vesting period, should provide sufficient alignment between management and stockholder interests and serve as a valuable retention tool.

Under each performance share unit award, each executive is awarded a target number of performance share units. A percentage of each performance share unit award will be converted into shares of our common stock at the end of each vesting period, subject to our achievement of certain pre-established performance goals set by the Committee. The number of shares awarded was dependent upon our performance during 2010 and could range from 0% to 150% of the target number of units. The Committee chose a range of 0% to 150% for percentage target payout to conform with a prevailing market trend of reduced maximum payouts (from 200% maximum target payout in prior performance share unit programs to 150% maximum target payout for the 2010 performance share unit program) to address any possible concerns regarding excessive risk-taking by employees eligible for such awards.

Under our 2010 performance share unit program, our performance was scored using four performance elements, which included, (i) front end light vehicle gross profit yield per light vehicle unit sold; (ii) percentage improvement in same store gross profit; (iii) basis point improvement in EBITDA margin; and (iv) basis point improvement in return on invested capital. These performance elements were chosen because they are the key drivers of performance in our industry. We were ranked and scored on each performance element against the performance of AutoNation, Inc., Group 1 Automotive, Inc. and Sonic Automotive, Inc. (the “PSU Peer Group”), our three most comparable competitors. With respect to actual performance relating to each performance element, the Company and the PSU Peer Group were ranked between zero (0) and three (3), with zero (0) points being the lowest score and three (3) points being the highest score for each performance element, as shown in the chart below. The total number of points attributable to the Company for each performance element was added together, such that the highest number of collective points achievable by the Company was twelve (12). Additionally, to encourage improved performance over the previous fiscal year, the Committee designed the 2010 performance share unit program to limit the payout to 100% of target if the Company’s earnings per share was between 80% and 100% of our 2009 earnings per share level, and if our actual 2010 earnings per share was below 80% of our 2009 earnings per share level, there would be no payout.

For the purposes of determining the payout under this program, and pursuant to the point system established under the 2010 performance share unit program, a total of 10 points (out of a maximum of 12 points available) were earned by the Company based on the achievement level of the performance elements described above, resulting in a payout of 134% of target.

The maximum number of points available and the actual number of points earned for each performance element for the 2010 performance period is detailed in the table below:

	Gross Profit Yield Per Light Vehicle Unit Sold	Percentage Improvement in Same Store Gross Profit	EBIDTA Margin Improvement	ROIC Improvement	Total
Maximum Points Available	3	3	3	3	12
Points Achieved by Asbury	2	2	3	3	10

Payout of Percentage Based on Points Earned by the Company

Points earned	0,1	2,3	4,5	6,7	8,9	10,11	12
Percent of target shares awarded	0%	50%	75%	100%	116.5%	134%	150%
	No payout			Target			Maximum

The Committee authorized the payment of awards pursuant to the 2010 performance share unit program as set forth below to each of the named executive officers on March 15, 2011, with the Board previously delegating its authority to the Committee to authorize the payment of the award related to such grant to Messrs. Oglesby and Monaghan on such date. In accordance with the terms of such program, one-third of the award to each named executive officer was vested at such time.

Name	Target Number of PSUs Granted		Number of Shares of Common Stock Awarded Under the 2010 PSU Program(1)
Charles R. Oglesby	64,767		86,788
Craig T. Monaghan	35,000		46,900
Michael S. Kearney	35,000		46,900
Elizabeth B. Chandler	22,500		30,150
Joseph G. Parham, Jr.	10,000	(2)	13,400	(3)

(1)	The amounts in this column represent a payout at 134% of the target number of shares granted to each named executive officer under the 2010 performance share unit program.

(2)	Represents the number of performance shares awarded to Mr. Parham upon joining the Company on May 3, 2010.

(3)	The first third of this award to Mr. Parham will not vest until May 3, 2011.

As previously disclosed, the Company’s 2009 financial performance resulted in achievement of goals that would have resulted in cash payments under the 2009 annual cash bonus plan at the maximum level (200% of target). Pursuant to the discretion afforded the Committee under that plan, and after reviewing various factors including, but not limited to, the then-continued uncertainty in the economy and the automotive retail industry, the Committee and management agreed that the actual cash payout to 2009 bonus plan participants, including the named executive officers, would be reduced by 25%, resulting in a payout of 150% of target. The Committee determined that because it had reduced the cash payout under the 2009 annual cash bonus plan by 25%, and in recognition of their contributions to the success of the Company, certain individuals, including the named executive officers, should receive a one-time special equity grant of restricted stock (and, in the case of Mr. Oglesby, restricted stock units) in the amounts in the table below. The grants of restricted shares and restricted share units, respectively, which were awarded to each of the named executive officers in the table below in February 2010, vest ratably over a three-year period beginning on the anniversary of the grant date.

Name	Number of Shares of Restricted Stock/Restricted Stock Units Granted
Charles R. Oglesby	36,000
Craig T. Monaghan	18,643
Michael S. Kearney	15,776
Elizabeth B. Chandler	3,856

Other Benefits

In 2010, our executive officers were eligible to participate in the Company’s employee benefit plans generally available to all of our employees in the corporate office. Furthermore, each named executive officer received an auto allowance.

The benefits offered to our executive officers consist of medical, dental, life and disability insurance, as well as participation in our 401(k) plan. The participation of our executive officers in each of these plans is considered appropriate by the Company as such benefits are traditionally offered under the same terms and at the same cost as to other employees who are employed in our corporate office. In January 2009, in light of the then-current economic environment and its continued significant impact on the automotive retailing industry, we determined it was appropriate to suspend the Company-match component of our 401(k) plan for certain highly paid executives, including the named executive officers, and continued such suspension throughout 2010. We do not provide a defined benefit or a supplemental retirement plan for our executive officers or other employees, and our Wealth Accumulation Plan, which is a deferred compensation plan offered to certain highly-paid employees, including the named executive officers, did not in 2010 include a Company-funded match, or require any other cash contribution by the Company.

In the automotive retailing industry, senior executives are typically provided with the use of one or more demonstrator vehicles from a company’s inventory of new vehicles in order to, among other things, show support for the Company’s offered brands. Executives are typically entitled to these vehicles for business and personal use. In our case, however, prior to 2009, our corporate headquarters were located in a different region than our primary operations which made it impractical to provide demonstrator vehicles to the eligible corporate officers. Subsequent to the relocation of our corporate headquarters to Duluth, Georgia in 2009, management decided to limit the number of demonstrator vehicles granted to employees of the Company due to the risks associated with the use of such vehicles. As such, to provide a similar benefit, we have provided and continued to provide in 2010, a cash car allowance to certain of our corporate officers, including our named executive officers.

In 2010, Mr. Oglesby received a car allowance of $1,000 per month and the use of one demonstrator automobile pursuant to the terms of his employment agreement, and our other officers at the vice president level and above received a car allowance of $800 per month. In addition to his monthly car allowance, Mr. Kearney had the use of one demonstrator automobile as a result of his required significant automobile travel and to be consistent with the benefit of having two demonstrator vehicles provided to him in his prior position with the Company.

In 2010, Mr. Oglesby also received reimbursement (including for the related income tax impact) for certain legal expenses incurred by him in connection with the negotiation and execution of his employment agreement with the Company in March 2010.

Employment, Severance and Change in Control Arrangements

General Provisions of Employment and Severance Agreements

Prior to February 9, 2011, Charles Oglesby was the only named executive officer that was party to an employment agreement with the Company. In connection with the execution of the Company’s succession plan, effective February 9, 2011, the Company entered into new employment agreements with Messrs. Monaghan and Kearney, and amended and restated its agreement with Mr. Oglesby. In addition, the Company has entered into severance agreements with Ms. Chandler and Mr. Parham. These agreements (including the employment agreements with Messrs. Oglesby, Monaghan and Kearney) provide for certain benefits in the event of involuntary termination without cause and, for Messrs. Oglesby, Monaghan and Kearney, additional benefits in the event of termination by the Company without cause or by the named executive officer for certain events within two years following a change in control. Each executive has agreed to certain confidentiality, non-compete, and non-solicitation provisions contained in his or her agreement.

The Company believes that these agreements serve as appropriate retention tools for these executives by providing security in the event of an unplanned termination of employment, with the exception of a termination for cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of these agreements are important to retain these key people whose continued employment might be at risk in certain changes of control, although such transactions may otherwise be in the best interests of our stockholders. As a corporate policy, the Company believes that it may be difficult to attract and retain talented executives with provisions in our severance arrangements that deny severance benefits in the event of a termination for performance-related issues.

A description of the terms of the employment agreements with Messrs. Oglesby, Monaghan and Kearney, including their respective severance arrangements, the terms of the respective severance arrangements with Ms. Chandler and Mr. Parham and the potential payouts to these individuals pursuant to the applicable severance arrangements, are summarized in the “Potential Payments Upon Termination” section of this proxy statement.

Section 162(m)

Section 162(m) of the Code generally imposes a $1,000,000 per taxable year ceiling on the tax deductibility to a company of remuneration paid (not including amounts deferred) to the company’s chief executive officer and any one of the other three most highly compensated executive officers of a publicly held corporation (with the exception of such company’s chief financial officer), unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). While we intend to maximize the tax-efficiency of our compensation programs generally, the Committee and the Board retain the flexibility in the manner in which we award compensation to act in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible by reason of Section 162(m). However, to ensure that our performance-based compensation complies with Section 162(m), the Committee establishes performance goals for our performance-based compensation programs within the first 90 days of the fiscal year.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Members of the Compensation and Human Resources Committee

Janet M. Clarke (Chair)

Dennis E. Clements

Juanita T. James

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, Ms. Clarke (Chair), Mr. Clements and Ms. James, none of whom is an officer or employee of the Company, were members of the Compensation and Human Resources Committee of our Board. None of the Compensation and Human Resources Committee members serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

EXECUTIVE COMPENSATION

The following table shows compensation for fiscal years 2008, 2009 and 2010 for the CEO, the CFO and our three other most highly compensated executive officers of the Company who were employed by the Company at the end of 2010 (collectively, the “named executive officers”). For a more detailed discussion about the compensation arrangements for these executive officers, see “Compensation Discussion and Analysis.”

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary (1)			Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)			All Other Compensation			Total
Charles R. Oglesby	2010		$868,495			$1,916,884		$0		$1,356,937			$37,320	(6)		$4,179,636
President and Chief Executive Officer(5)	2009		$779,668			$654,480		$633,500		$1,250,633			$62,650	(7)		$3,380,931
	2008		$825,000			$1,422,000		$0		$0			$237,310	(8)		$2,484,310

Craig T. Monaghan	2010		$607,772			$1,011,417		$0		$659,433			$9,600	(9)		$2,288,222
Senior Vice President and Chief Financial Officer(5)	2009 2008	$ $	568,345 380,769	(11)	$ $	0 840,000	$ $	629,750 0	$ $	638,161 0		$ $	16,854 94,923	(10) (12)	$ $	1,853,110 1,315,692

Michael Kearney	2010		$600,000			$978,704		$0		$558,000			$11,283	(13)		$2,147,987
Senior Vice President and Chief Operating Officer(5)	2009		$600,000			$0		$532,000		$540,000			$71,562	(14)		$1,743,562
	2008		$375,000			$276,200		$0		$317,550	(15)		$21,453	(16)		$990,203

Joseph G. Parham	2010		$218,942	(17)		$477,900		$0		$136,400			$6,400	(18)		$839,642
Vice President, Chief Human Resources Officer

Elizabeth B. Chandler	2010		$330,000			$557,447		$0		$204,600			$9,600	(9)		$1,101,647
Vice President, General Counsel and Corporate Secretary	2009		$209,423	(19)		$83,300		$412,500		$132,000			$5,910	(20)		$843,133

(1)	Base salary is the guaranteed element of a named executive officer’s total compensation. Individuals whose job responsibilities have a greater potential to affect company performance have a smaller proportion of their total compensation tied to salary and a greater proportion tied to the incentive-based annual cash bonus.

(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of performance shares and shares of restricted stock for the fiscal years ended December 31, 2010, 2009 and 2008, as described in the “Compensation Discussion and Analysis—Equity-Based Compensation” and in footnote 2 of the “Grants of Plan-Based Awards Table” below. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 24 of the Consolidated Financial Statements in our 2010 Annual Report on Form 10-K, filed with the SEC on February 28, 2011, which is incorporated into this proxy statement by reference.

The maximum possible value of performance awards (based on the assumption that the highest level of performance is achieved) granted to each of our named executive officers in 2010 is set forth beside his or her name: Mr. Oglesby: $1,125,003; Mr. Monaghan: $599,025; Mr. Kearney: $599,025; Mr. Parham: $238,950; and Ms. Chandler: $385,088.

The maximum possible value of performance awards (based on the assumption that the highest level of performance is achieved) granted to each of our named executive officers in 2008 is set forth beside his or her name: Mr. Oglesby: $1,244,250; Mr. Monaghan: $588,000; and Mr. Kearney: $241,675. Fiscal years 2008, 2009 and 2010 compose the performance period for the 2008 performance awards. Any payout under these awards will be made in the first quarter of 2011.

(3)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a more detailed discussion of the assumptions used to determine the valuation of the option awards set forth in this column, please see the discussion of such valuation in Note 24 of the Consolidated Financial Statements in our 2010 Annual Report on Form 10-K, filed with the SEC on February 28, 2011, which is incorporated into this proxy statement by reference.

(4)

The amounts in this column represent the amount payable under the annual cash bonus plan. Awards under the plan were based on (i) our performance as measured by net operating income from continuing operations in fiscal year 2008; (ii) our performance as measured by earnings per share at different levels of United States Annual Automobile Sales in fiscal year 2009; and (iii) our performance as measured by earnings before interest, taxes, depreciation and amortization (“EBITDA”) at different levels of United States Annual Automobile Sales in fiscal year 2010. The figures in this column for 2008, 2009 and

2010 represent the entire cash bonus paid to the named executive officers for those fiscal years. There were no cash bonuses paid out under the annual cash bonus plan for fiscal year 2008. For a more detailed discussion of the annual cash bonus plan, please see the section of this proxy statement entitled, “Compensation Discussion and Analysis—Annual Cash Bonus Plan.” See footnote (15) for an explanation of the cash award paid to Mr. Kearney in 2008.

(5)	On February 10, 2011, we announced the retirement of Charles R. Oglesby, our former President and Chief Executive Officer, and the election of Craig T. Monaghan to the position of President and Chief Executive Officer, effective February 9, 2011. In conjunction with Mr. Oglesby’s planned retirement and for transition purposes, Mr. Oglesby was appointed as Executive Chairman until the date of his retirement on July 31, 2011. Also effective February 9, 2011, Michael S. Kearney was elected as our Executive Vice President and Chief Operating Officer.

(6)	Represents (i) the imputed income associated with the use of one demonstrator vehicle valued at $8,943, (ii) a reimbursement for legal fees in the amount of $7,123 in connection with the negotiation of Mr. Oglesby’s employment agreement, (iii) a tax gross-up of income of $5,254 related to the reimbursement for the legal fees described in (ii) above, and (iv) an automobile allowance of $16,000.

(7)	Represents (i) $27,600 of accrued dividends on performance shares that were issued in 2006 and vested in 2009, (ii) a reimbursement for legal fees in the amount of $6,359 in connection with the negotiation of Mr. Oglesby’s employment agreement, (iii) a tax gross-up of income of $4,691 related to the reimbursement for the legal fees described in (ii) above, and (iv) an automobile allowance of $24,000.

(8)	Represents (i) a reimbursement for legal fees in the amount of $6,886 in connection with the negotiation of Mr. Oglesby’s employment agreement, (ii) a tax gross-up of income of $5,079 related to the reimbursement for the legal fees described in (i) above, (iii) dividends amounting to $44,250 on unvested shares of restricted stock, (iv) a company 401(k) plan match of $4,600, (v) an automobile allowance of $24,000, (vi) $110,650 paid for the use of an apartment leased by us, (vii) housing and living expenses, including a gym membership, of $7,162, (viii) commuting expenses of $22,255 and (ix) $12,428 for shipping goods from New York to his home in Duluth, Georgia.

(9)	Represents an automobile allowance of $9,600.

(10)	Represents (i) $4,175 for storage of household good in connection with his relocation to Duluth, Georgia, (ii) a tax gross-up of income of $3,079 related to the storage of household goods and (iii) an automobile allowance of $9,600.

(11)	Represents base salary compensation for Mr. Monaghan from his start date of May 12, 2008 to December 31, 2008.

(12)	Represents (i) $12,118 for costs associated with relocation to Duluth, Georgia, (ii) $29,489 for costs for meals and commuting to our corporate office in New York from his homes in Florida and Delaware, (iii) $6,014 for storage of household goods, (iv) a tax gross-up of income of $34,275 related to the relocation, (v) dividends amounting to $6,750 on unvested shares of restricted stock, and (vi) an automobile allowance of $6,277.

(13)	Represents (i) the imputed income associated with the use of one demonstrator vehicle valued at $2,071 and (ii) an automobile allowance of $9,212.

(14)	Represents (i) a relocation cash allowance of $30,000, (ii) a tax gross-up of income of $18,441 related to the relocation, (iii) $13,800 in accrued dividends on performance shares that were issued in 2006 and vested in 2009, (iv) an automobile allowance of $7,200 and (v) the imputed income associated with the use of a demonstrator vehicle valued at $2,121.

(15)	Mr. Kearney’s cash bonus for 2008 consisted of incentive payments earned in connection with his then responsibilities as Chief Executive Officer of the former Eastern Region. At that time, his incentive payments were based solely on the achievement of net income before taxes for his regional responsibilities. Upon his promotion to Senior Vice President and Chief Operating Officer in March 2009, his bonus became based upon the achievement of the same financial goals as the other named executive officers.

(16)	Represents (i) a company 401(k) plan match of $4,600, (ii) the imputed income associated with the use of two demonstrator vehicles valued at $10,103, and (iii) dividends amounting to $6,750.

(17)	Represents base salary compensation for Mr. Parham from his start date on May 3, 2010 to December 31, 2010.

(18)	Represents an automobile allowance of $6,400.

(19)	Represents base salary compensation for Ms. Chandler from her start date on May 13, 2009 to December 31, 2009.

(20)	Represents an automobile allowance of $5,910.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1) ($ amount)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (# of shares)			All Other Stock Awards: Number of Shares of Stock or Units(3) (# of shares)	Grant Date Fair Value of Stock and Option Awards ($ amount)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Charles R. Oglesby	2/17/2010	$437,722	$875,443	$1,750,886
	2/17/2010							64,767	$750,002
	2/17/2010							36,000	$416,880
	2/17/2010				32,384	64,767	97,151		$750,002

Craig T. Monaghan	2/17/2010	$212,720	$425,440	$850,881
	2/16/2010							35,000	$399,350
	2/16/2010							18,643	$212,717
	2/16/2010				17,500	35,000	52,500		$399,350

Michael S. Kearney	2/17/2010	$180,000	$360,000	$720,000
	2/16/2010							35,000	$399,350
	2/16/2010							15,776	$180,004
	2/16/2010				17,500	35,000	52,500		$399,350

Joseph G. Parham	5/3/2010	$44,000	$88,000	$176,000
	5/3/2010							10,000	$159,300
	5/3/2010							10,000	$159,300
	5/3/2010				5,000	10,000	15,000		$159,300

Elizabeth B. Chandler	2/17/2010	$66,000	$132,000	$264,000
	2/16/2010							22,500	$256,725
	2/16/2010							3,856	$43,997
	2/16/2010				11,250	22,500	33,750		$256,725

(1)	Represents potential payouts under our annual cash bonus plan for each named executive officer. For 2010, any cash bonus payment that would have been received would have been based on EBITDA at different levels of United States Annual Automotive Sales. While the Compensation Committee establishes both threshold and target bonus levels, the maximum payout is 200%. Because Mr. Parham commenced employment with us on May 3, 2010, his potential payout for 2010 was prorated to reflect the number of months worked in fiscal year 2010. For a more detailed discussion of the annual cash bonus plan and the actual awards paid under this plan, see the section of the proxy statement entitled, “Compensation Discussion and Analysis—Annual Cash Bonus Plan” and the “Summary Compensation Table” above.

(2)	The Compensation Committee approved a grant of performance share unit awards to certain key employees, including our named executive officers listed in the table above, as part of compensation for the fiscal year ended December 31, 2010. Fiscal year 2010 was the performance period for the 2010 performance unit awards and such awards vest ratably over three years beginning on the grant date of the award, and require continued employment with the Company through the vesting period. For a more detailed description of the Company’s performance share program, see the section of this proxy statement entitled, “Compensation Discussion and Analysis—Equity-Based Compensation.”

(3)	The Compensation Committee approved grants of restricted stock to certain key employees, including our named executive officers listed in the table above, as part of compensation for the fiscal year ended December 31, 2010. In lieu thereof, Mr. Oglesby received grants of restricted stock units. The grants vest ratably over three years beginning on the first anniversary of the date of the grant. Upon joining the Company on May 3, 2010, Mr. Parham received two awards of 10,000 shares of restricted stock. One award vests in three equal installments beginning on the first anniversary of such grant date and the other award vests on the third anniversary of the date of the grant. For a more detailed discussion of these awards, see the section of the proxy statement entitled, “Compensation Discussion and Analysis—Equity-Based Compensation” and the “Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested(4)
Charles R. Oglesby	116,666	233,334	$3.64	1/29/2019	198,767	$3,673,214	114,767	$2,120,894
	50,000	0	$13.79	11/8/2014
	50,000	0	$14.33	6/7/2014
	50,000	0	$10.40	5/12/2013
	60,606	0	$16.50	3/13/2012

Craig T. Monaghan	91,666	183,334	$3.64	1/29/2019	83,643	$1,545,723	55,000	$1,016,400

Michael S. Kearney	16,666	33,334	$9.09	4/29/2019	60,776	$1,123,140	45,000	$831,600
	33,333	66,667	$3.64	1/29/2019
	50,000	0	$14.33	6/7/2014
	60,606	0	$16.50	3/13/2012

Joseph G. Parham	0	0	$0		20,000	$369,600	10,000	$184,800

Elizabeth B. Chandler	25,000	50,000	$8.33	5/13/2019	36,356	$671,859	22,500	$415,800

(1)	All information in the “Option Awards” portion of the table relates to awards of nonqualified stock options. Options vest in three equal installments beginning on the first anniversary of the grant date.

(2)	All information in the “Stock Awards” portion of the table relates to (i) awards of performance shares assuming a payout at the target level of performance, and (ii) awards of shares of restricted stock.

(3)	Assumes a stock price of $18.48, the closing price of our common stock on December 31, 2010.

(4)	Represents the aggregate payout value of performance shares underlying each award of performance shares that have not yet vested, calculated by multiplying (x) the target number of performance shares by (y) $ 18.48, the closing price of our common stock on December 31, 2010.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Charles R. Oglesby	—	—	30,667	(1)	$504,098	(1)
Craig T. Monaghan	—	—	—		—
Michael S. Kearney	—	—	—		—
Joseph G. Parham	—	—	—		—
Elizabeth B. Chandler	—	—	—		—

(1)	Represents the final one-third vesting of a grant of 20,000 shares of restricted stock issued to Mr. Oglesby on May 4, 2007, and the dollar value realized upon the vesting of such shares. Of the 6,667 shares that vested, 2,831 shares of common stock issuable to Mr. Oglesby were forfeited to satisfy tax obligations for the issuance of these shares of restricted stock. As a result, on May 4, 2010, Mr. Oglesby received a total of 3,836 shares of our common stock under this award. This figure also represents the one-third vesting of a grant of 72,000 shares of restricted stock issued to Mr. Oglesby on April 29, 2009, and the dollar value realized upon the vesting of such shares. Of the 24,000 shares that were vested, 10,188 shares of common stock issuable to Mr. Oglesby were forfeited to satisfy tax obligations for the issuance of these shares of restricted stock. As a result, on April 29, 2010, Mr. Oglesby received a total of 13,812 shares of our common stock under this award.

2010 NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Charles R. Oglesby	—	—	$24,915	—	$209,979
Craig T. Monaghan	—	—	—	—	—
Michael S. Kearney	—	—	$9,066	—	$103,042
Joseph G. Parham	—	—	—	—	—
Elizabeth B. Chandler	—	—	—	—	—

(1)	Our Wealth Accumulation Plan allows qualifying individuals to defer base salary and/or bonus payments to either in-service or retirement distributions. Our named executive officers may defer up to 100% of their base salary and/or bonus payments under this Plan. The deferred assets are held in a rabbi trust and are invested on behalf of the Company’s participants in market investments managed by The Newport Group. In the event of termination of employment, all balances are paid out according to the terms of the Plan. We do not match deferrals by the named executive officers and we do not guarantee a minimum return. All gains and losses shown in the table above resulted from the investments selected by each participant. This Plan complies with regulation 409(a) of the Internal Revenue Code.

(2)	The amounts in this column were not reported as compensation to the respective named executive officer in the Summary Compensation Table.

(3)	The amounts in this column, or any portion thereof, were not previously reported as compensation to the respective named executive officer in the Summary Compensation Table in previous years.

POTENTIAL PAYMENTS UPON TERMINATION

Employment Agreement with Charles R. Oglesby

As disclosed above, the Company is party to an employment agreement with Mr. Oglesby, which was initially entered into on May 4, 2007, and was subsequently amended and restated on March 22, 2010 (the “Original Agreement”). The Original Agreement was for a term of two years and provided Mr. Oglesby with a base salary of $875,443, a monthly car allowance of $1,000, and the use of a demonstrator vehicle. Under the terms of the Original Agreement, in the event of Mr. Oglesby’s eligible retirement, or termination by the Company for any reason other than death, disability or cause, or by Mr. Oglesby for good reason prior to a change of control, he would be entitled to receive the following severance or retirement pay from the Company: (i) continuation of his base salary for 12 months at twice the rate then in effect, (ii) an amount equal to 200% of his base salary, payable over the 12-month period following the first anniversary of such termination, and (iii) an amount equal to a prorated portion of his base salary, payable over the 12-month period following such termination (or, in the case of his retirement, over the 24-month period following such termination); provided that the aggregate amount of such payments could not exceed two and one-half times the sum of his base salary and target bonus then in effect. Mr. Oglesby would also receive the continuation of his benefits for up to two years (or, in the case of retirement, up to three years) following such termination. In the event such a termination by the Company occurred within two years following a change of control, the Company would provide the foregoing payments and benefits, except that the payments described in clauses (i) through (iii) would be paid in a lump sum.

Pursuant to the terms of the Original Agreement, in the event Mr. Oglesby retired on or after May 4, 2010, but prior to May 4, 2012, (i) all of Mr. Oglesby’s unvested stock options granted prior to January 1, 2010, and any deferred compensation awarded, would automatically vest in full (and such options would remain exercisable for two years following such termination date), and (ii) any performance shares granted prior to January 1, 2010 would be treated in the same manner as if Mr. Oglesby’s employment was terminated by the Company (other than for cause) upon a change in control and would automatically vest in full. In the event of Mr. Oglesby’s eligible retirement on or after May 4, 2012, he would be entitled to the accelerated vesting provided in clauses (i) and (ii) immediately above, and any outstanding shares of restricted stock granted prior to January 1, 2010 and Mr. Oglesby’s grant of 36,000 restricted stock units (issued to him on February 17, 2010 in connection with the reduction in this 2009 annual cash bonus award) would automatically vest in full. With the exception of the award of 36,000 restricted stock units granted to Mr. Oglesby on February 17, 2010, the Original Agreement did not provide for the acceleration of any equity awards granted to him on or after January 1, 2010.

In addition, in the event Mr. Oglesby’s employment was terminated by the Company without cause under the terms of the Original Agreement (i) all of Mr. Oglesby’s unvested stock options will become vested and exercisable, and will remain exercisable until the earlier of expiration pursuant to their respective terms or two years from the date of the termination, (ii) all of Mr. Oglesby’s performance shares or performance units will generally be treated as provided in the applicable award agreement as if Mr. Oglesby’s employment was terminated by the Company (other than for cause) upon a change in control, and will automatically vest in full, and (iii) any unvested restricted stock and restricted stock unit awards and deferred compensation shall automatically vest.

On February 9, 2011, the Company and Mr. Oglesby entered into a Second Amended and Restated Employment Agreement (the “Oglesby Agreement”). Pursuant to the terms of the Oglesby Agreement, as of February 9, 2011, the effective date of the Oglesby Agreement, Mr. Oglesby retired from the positions of President and Chief Executive Officer of the Company, and was elected to the position of Executive Chairman of the Company for a term (the “Oglesby Term”) ending July 31, 2011. During the Oglesby Term, Mr. Oglesby is entitled to the salary and benefits as in effect pursuant to the Original Agreement and as described above. In the event Mr. Oglesby’s employment is terminated by the Company without cause or by reason of his death or disability (a “Termination”), or upon his retirement, in each case upon his execution of a release in favor of the Company, he will be entitled to (a) continued payment of his base salary for 12 months at twice the rate in effect on the date of Termination or retirement, as the case may be, (b) an amount equal to 200% of such base salary, payable over the 12-month period immediately following the completion of the payments provided in (i) above, and (c) an amount equal to such base salary prorated for the portion of the year completed prior to such Termination or retirement, as applicable, in each case payable over the 24-month period following the applicable date. Notwithstanding the foregoing, in the event of a Termination following a change of control, Mr. Oglesby may be entitled to such payments in a lump sum.

Also in the event of a Termination or retirement, as applicable, all of Mr. Oglesby’s unvested equity will vest in the same manner as described above under the termination provisions of the Original Agreement.

Also in accordance with the Oglesby Agreement, in the event of either Termination or retirement, Mr. Oglesby will be entitled to continue to participate in Company-sponsored benefit plans until he is employed by another company or December 31st of the second calendar year following Termination or retirement. In addition, the Oglesby Agreement contains certain confidentiality, non-compete and non-solicit obligations.

The amounts in the “Severance Arrangements” tables below were calculated based on the terms of the Original Agreement which was in effect on December 31, 2010.

Employment Agreement with Craig T. Monahan

Also on February 9, 2011 and in connection with the foregoing, Craig T. Monaghan, our then Senior Vice President and Chief Financial Officer of the Company, was elected as President and Chief Executive Officer of the Company. In connection with this election, the Company and Mr. Monaghan entered into an employment agreement (the “Monaghan Agreement”), effective as of February 9, 2011, which agreement specified the terms and conditions of Mr. Monaghan’s employment by the Company. The Monaghan Agreement expires on February 9, 2013, and contains a provision for automatic extensions for successive one-year terms, unless notice is provided by either party to the other.

The Monaghan Agreement may only be terminated before the expiration of the initial two-year period or prior to the end of any extended period by: (i) either party upon mutual agreement or due to the Disability (as defined in the Monaghan Agreement) of Mr. Monaghan; (ii) Mr. Monaghan with or without good reason upon notice to the Company; (iii) the Company for cause or without cause (and, if without cause, upon notice to Mr. Monaghan). Upon any termination, Mr. Monaghan will cease to be an officer and director of the Company and any of its affiliates.

During the term of the Monaghan Agreement, Mr. Monaghan is entitled to a base salary of $750,000 per year, subject to periodic review and increase, and is entitled to receive an annual bonus targeted at 100% of his then-current base salary. Mr. Monaghan is also eligible to receive annual equity grants or other long-term incentive awards granted under the Company’s long-term equity incentive plans, and is entitled to a monthly automobile allowance and the use of a Company owned demonstrator vehicle.

In the event that (i) during the term of the Monaghan Agreement the Company elects to not extend such term and, upon expiration, Mr. Monaghan will not have reached age 65, or (ii) the Company terminates the Monaghan Agreement without cause or Mr. Monaghan terminates such Agreement for good reason when no change in control has occurred, Mr. Monaghan will be entitled to receive: (a) 100% of his base salary, plus 100% of his target annual bonus, payable monthly in equal installments over 12 months; (b) a pro-rated bonus based on actual performance for the year of termination, payable when other Company bonuses are paid for such year; and (c) continued participation for 12 months in all health and welfare plans as in effect immediately prior to the termination of his employment. In addition, in either event, all of Mr. Monaghan’s equity and long-term incentive awards not vested as of the effective end or termination date, as the case may be, but due to vest in the first 364 days following such date will become 100% vested on such date.

If within two years following a change of control, Mr. Monaghan is terminated without cause or resigns for good reason, Mr. Monaghan will be entitled to receive: (i) 200% of his then-current base salary, plus 200% of his target annual bonus, payable in a single lump sum; (2) a pro-rated bonus based on target bonus for the year of termination of his employment, payable with lump sum severance benefit; and (iii) continued participation for

24 months in all health and welfare plans as in effect immediately prior to the termination of his employment. Additionally, all of Mr. Monaghan’s equity and long-term incentive awards not vested will become 100% vested on the effective date of the change of control.

In the event Mr. Monaghan retires after reaching age 65, then upon such retirement, all of Mr. Monaghan’s equity and long-term incentive awards not vested as of the effective retirement date will continue to vest without regard to the termination of employment. In addition, the Monaghan Agreement contains certain confidentiality, non-compete and non-solicit obligations.

Prior to the entry into the Monaghan Agreement, Mr. Monaghan had a severance agreement with the Company. The terms of Mr. Monaghan’s severance Agreement provided for one year of base salary, benefits continuation and a pro-rated bonus in the amount that he would have received had he not been terminated during such year, if terminated without cause prior to a change in control. In addition, if his office was relocated by more than 50 miles, his base salary was reduced or his duties or title was diminished, he could trigger the termination provisions of his severance agreement. If his employment was terminated without cause within two years following a change in control, he was entitled to three years of base salary, a pro-rated bonus in the amount that he would have received had he not been terminated during such year, and benefits continuation. Messrs. Monaghan was not entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause.

The amounts in the “Severance Arrangements” tables below were calculated based on the terms of Mr. Monaghan’s severance agreement which was in effect on December 31, 2010.

Employment Agreement with Michael S. Kearney

Also on February 9, 2011, the Company entered into an Employment Agreement with Michael Kearney (the “Kearney Agreement”), effective as of February 9, 2011, pursuant to which Mr. Kearney was appointed Executive Vice President and Chief Operating Officer. The Kearney Agreement expires on February 9, 2013, and contains a provision for automatic extensions for successive one-year terms, unless notice is provided by either party to the other.

The Kearney Agreement may only be terminated before the expiration of the initial two-year period or prior to the end of any extended period by: (i) either party upon mutual agreement or due to the disability of Mr. Kearney; (ii) Mr. Kearney with or without good reason upon notice to the Company; (iii) the Company for cause or without cause (and, if without cause, upon notice to Mr. Kearney). Upon any termination, Mr. Kearney will cease to be an officer and director of the Company and any of its affiliates.

During the term of the Kearney Agreement, Mr. Kearney is entitled to a base salary of $675,000 per year, subject to periodic review and increase, and is entitled to receive an annual bonus targeted at 75% of his then-current base salary. Mr. Kearney is also eligible to receive annual equity grants or other long-term incentive awards granted under the Company’s long-term equity incentive plans, and is entitled to a monthly automobile allowance and the use of a Company owned demonstrator vehicle. In addition, in connection with this promotion, on February 15, 2011, the Compensation and Human Resources Committee approved a one-time bonus of $100,000 payable to Mr. Kearney.

In the event that (i) during the term of the Kearney Agreement the Company elects to not extend such term and, upon expiration, Mr. Kearney will not have reached age 65, or (ii) the Company terminates the Kearney Agreement without cause or Mr. Kearney terminates such Agreement for good reason when no change of control has occurred, Mr. Kearney will be entitled to receive: (a) 100% of his base salary, plus 100% of his target annual bonus, payable monthly in equal installments over 12 months; (b) a pro-rated bonus based on actual performance for the year of termination, payable when other Company bonuses are paid for such year; and (c) continued participation for 12 months in all health and welfare plans as in effect immediately prior to the termination of his employment. In addition, in either event, all of Mr. Kearney’s equity and long-term incentive awards not vested as of the effective end or termination date, as the case may be, but due to vest in the first 364 days following such date will become 100% vested on such date.

If within two years following a change of control, Mr. Kearney is terminated without cause or resigns for good reason, Mr. Kearney will be entitled to receive: (i) 200% of his then-current base salary, plus 200% of his target annual bonus, payable in a single lump sum; (2) a pro-rated bonus based on target bonus for the year of termination of his employment, payable with lump sum severance benefit; and (iii) continued participation for 24 months in all health and welfare plans as in effect immediately prior to the termination of his employment. Additionally, all of Mr. Kearney’s equity and long-term incentive awards not vested will become 100% vested on the effective date of the change of control.

In the event Mr. Kearney retires after reaching age 65, then upon such retirement, all of Mr. Kearney’s equity and long-term incentive awards not vested as of the effective retirement date will continue to vest without regard to the termination of employment. In addition, the Kearney Agreement contains certain confidentiality, non-compete and non-solicit obligations.

Prior to the entry into the Kearney Agreement, Mr. Kearney had a severance agreement with the Company. The terms of Mr. Kearney’s severance Agreement provided for one year of base salary, benefits continuation and a pro-rated bonus in the amount that he would have received had he not been terminated during such year, if terminated without cause. If Mr. Kearney’s office was relocated by more than 50 miles, his base salary was reduced or duties or title is diminished, he could trigger the termination provisions of his severance agreement. He was not entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause.

The amounts in the “Severance Arrangements” tables below were calculated based on the terms of Mr. Kearney’s severance agreement which was in effect on December 31, 2010.

Severance Agreements for Elizabeth B. Chandler and Joseph G. Parham, Jr.

At December 31, 2010, Ms. Chandler and Mr. Parham had severance arrangements with the Company providing for one year of base salary, benefits continuation and a pro-rated bonus in the amount that he or she would have received had he or she not been terminated during such year, if terminated without cause. If Mr. Parham’s and Ms. Chandler’s respective office is relocated outside a 50-mile radius from the center of the City of Atlanta, their base salary is reduced or duties or title is diminished, he or she may trigger the termination provisions of their respective agreement. Neither Ms. Chandler nor Mr. Parham will receive severance in the event of termination due to death, disability, retirement, voluntary resignation or cause.

At is meeting in February 2011, the Compensation and Human Resources Committee approved amendments to the respective severance agreements for Ms. Chandler and Mr. Parham to provide that they receive two times their respective base salary upon a termination without cause within two years after a change in control of the Company.

In addition to the severance benefits provided in the agreements with our named executive officers, upon a change of control, our equity incentive plan provides for accelerated vesting of any unvested options and unvested shares of restricted stock, and an accelerated calculation and payout of the performance shares that may be outstanding.

The following table details the severance obligations to each named executive officer as if they were terminated on December 31, 2010. This table assumes that there was no change in control.

2010 Severance Arrangements

(No Change of Control)

Named Executive Officer	Title	Severance Payout	Pro-Rated Bonus(1)	Benefits Continuation	Stock Option Acceleration(2)		Performance Share/ Restricted Stock Acceleration(3)		Total
Charles R. Oglesby	President and CEO	$4,377,215	$—	$5,870		$3,462,667		$2,273,040	$10,118,792
Craig T. Monaghan	SVP & CFO	$607,772	$659,433	$5,948	$		$		$1,273,153
Michael S. Kearney	SVP & COO	$600,000	$558,000	$2,935		$—	$		$1,160,935
Elizabeth B. Chandler	VP, General Counsel	$330,000	$204,600	$5,948		$—		$—	$540,548
Joseph G. Parham, Jr.	VP, Chief Human Resources Officer	$330,000	$136,400	$1,870		$—		$—	$468,270

(1)	Based upon the actual calculation of the total bonus paid under the 2010 annual cash bonus plan, which plan is discussed above in the Compensation Discussion and Analysis section of this proxy statement.

(2)	Represents the value that would be received upon the acceleration of vesting of all unvested options granted to the named executive officer. The vesting of these options would accelerate upon a termination of their respective employment. For more information concerning outstanding options granted to the named executive officers, see the “Outstanding Equity Awards at Fiscal Year-End” table in this proxy statement.

(3)	Represents the value of our common stock after conversion of awards of performance shares and vesting of unvested shares of restricted stock that each named executive officer would receive upon termination.

The following table details the change in control severance obligation to each of the named executive officers assuming a change in control and a termination of employment on December 31, 2010, and assuming a stock price of $18.48, the closing price of our common stock on that date.

2010 Severance Arrangements

(Assuming Change of Control)

Named Executive Officer	Title	Severance Payout	Pro-Rated Bonus(1)	Benefits Continuation	Stock Option Acceleration(2)	Performance Share/ Restricted Stock Acceleration(3)	Total
Charles R. Oglesby	President and CEO	$4,377,215	$—	$5,870	$3,462,667	$5,739,052	$13,584,804
Craig T. Monaghan	SVP & CFO	$1,823,316	$659,433	$17,844	$2,720,667	$2,597,235	$7,818,494
Michael S. Kearney	SVP & COO	$600,000	$558,000	$2,935	$1,302,345	$2,082,252	$4,545,532
Elizabeth B. Chandler	VP, General Counsel	$330,000	$204,600	$5,948	$507,500	$1,229,031	$2,277,079
Joseph G. Parham, Jr.	VP, CHRO	$330,000	$136,400	$1,870	$0	$617,232	$1,085,502

(1)	Based upon the actual calculation of the total bonus paid under the 2010 annual cash bonus plan, which plan is discussed above in the Compensation Discussion and Analysis section of this proxy statement.

(2)	Represents the value that would be received upon the acceleration of vesting of all unvested options granted to the named executive officers. The vesting of these options would accelerate upon a change of control. For more information concerning outstanding options granted to the named executive officers, see the “Outstanding Equity Awards at Fiscal Year-End” table in this proxy statement.

(3)	Represents the value of our common stock after conversion of awards of performance shares and vesting of unvested shares of restricted stock that each named executive officer would receive upon a change of control of the Company and a subsequent termination of employment.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

The securities outstanding under our equity compensation plans, the weighted average exercise price of outstanding equity, and the number of securities remaining available for issuance under our equity compensation plans, as of December 31, 2010, were as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Equity, Warrant and Rights (a)	Weighted Average Exercise Price of Outstanding Equity, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,044,988	$8.57	2,732,543

(1)	Represents 1,538,978 stock options, 405,243 performance shares and 100,767 restricted share units. The number of performance shares reported in this table assumes that we attain the target performance goals associated with each respective grant of performance shares.

The Company’s 2002 Stock Option Plan was originally adopted by the Board on March 9, 2002. On February 25, 2003, the Board approved an amendment to the 2002 Stock Option Plan increasing the number of shares available for issuance under the 2002 Stock Option Plan from 1,500,000 to 4,750,000. The Company’s 2002 Stock Option Plan, as amended, was approved by the Company’s stockholders at the Company’s annual stockholders meeting on May 8, 2003, and renamed the Asbury Automotive Group, Inc. 2002 Equity Incentive Plan (referred to herein as the “2002 Equity Incentive Plan”).

On January 29, 2009, the Board approved a further amendment to our 2002 Equity Incentive Plan to increase the number of shares available for issuance thereunder by an additional 2,575,000 shares to 7,325,000 shares. The 2002 Equity Incentive Plan, as amended, was approved by the Company’s stockholders at the Company’s annual stockholders meeting on April 29, 2009.

RELATED PERSON TRANSACTIONS

We have adopted a written policy relating to related person transactions, which sets out the criteria for review of transactions between the Company and our affiliates and members of their immediate families. This policy covers our directors and officers, and each stockholder that holds directly or indirectly, more than 5% of our common stock. In addition, we have adopted a written Delegation of Authority Policy, which establishes an executive approval process for many of the Company’s transactions in which certain related person transactions would be included. In reviewing and approving related person transactions under these policies and procedures, senior management and the Board considers, among other things:

•	the nature of the related person’s interest in the transaction;

•	whether the related person has a direct or indirect material interest;

•	the material terms of the transaction, including the amount and type of transaction;

•	the significance of the transaction to the Company and to the related person;

•	whether the terms of the transaction are arms-length; and

•	whether the transaction would violate the “Conflicts of Interest” provisions of our Code of Business Conduct and Ethics or Fraud Control Policy.

Related Person Transactions with Jeffrey I. Wooley

Mr. Wooley, who is a member of our Board, had an employment agreement with the Company pursuant to which he was employed as the Non-Executive Chairman of our subsidiary, Asbury Tampa, effective as of March 31, 2005 until March 31, 2010 (the “Wooley Agreement”). In 2010, Mr. Wooley received $12,500 in salary payments based on an annual salary of $50,000 due to a voluntary 50% reduction in salary that he took on December 1, 2008. Under the terms of the Wooley Agreement, he was also entitled to the use of an office located at one of Asbury Tampa’s dealership locations and was reimbursed an additional $3,333 per month for administrative support. Mr. Wooley participated in all life insurance, medical insurance, disability insurance and other benefits that may be provided to the employees of Asbury Tampa, subject to the terms and eligibility requirements of the plan documents of each respective insurance or other benefit plan. Under the Wooley Agreement, Mr. Wooley was entitled to a reimbursement of his country club dues, but as of December 1, 2008, he also waived this right to reimbursement. In addition to his salary, until March 31, 2010, Mr. Wooley also received the use of four demonstrator vehicles, the use of which amounted to $10,770 of imputed income to him during 2010. Although the Wooley Agreement has expired, Mr. Wooley remains subject to non-competition and non-solicitation provisions under the terms of such Agreement until March 31, 2011.

On February 17, 2010, upon the recommendation of the Compensation Committee, the Board determined that upon the termination of the Wooley Agreement on March 31, 2010, Mr. Wooley be compensated for his service on the Board consistent with the compensation paid to non-management directors. During the term of his employment agreement and through April 1, 2010, Mr. Wooley did not receive additional compensation from us for his services as a director. For a detailed discussion of the compensation arrangements for Mr. Wooley and our other non-management Board members, see the “Governance of the Company – Director Fees; Attendance at Meetings” section of this proxy statement.

In addition, until January 5, 2011, we were party to two leases for two properties in Tampa, Florida, which contain dealership lots and offices (the “Original Leases”) with Mr. Wooley, for which we paid approximately $2.8 million in rent during 2010. The leases on such properties were scheduled to expire by their terms in 2013.

On December 17, 2010, Asbury Tampa entered into a purchase agreement (the “Purchase Agreement”) with Mr. Wooley to purchase the premises on which the Company’s Courtesy Hyundai, Courtesy Nissan and Courtesy Smart dealerships are located for an aggregate purchase price of approximately $16.8 million (the “Purchase Transaction”). The Purchase Agreement contained representations and warranties customary for arms-length transactions of this type. The Purchase Transaction, which was subject to customary closing conditions, was consummated on January 5, 2011.

Concurrently with the Purchase Transaction, Asbury Tampa entered into a new lease for the property (the “Brandon Property”) on which the Company’s Courtesy Toyota of Brandon dealership is located (the “Lease”, together with the Purchase Transaction being the “Wooley Transaction”). The term of the lease commenced on January 5, 2011 and expires on December 31, 2030 (the “Lease Term”), which Lease Term may renewed for two successive five year renewal periods. Pursuant to the terms of the Lease, the Company will pay an annual base rent of $1.28 million (the “Base Rent”), which Base Rent may increase after the 11th year of the Lease Term by the lesser of the Consumer Price Index or 3%, depending on whether or not certain environmental remediation for the premises has been completed by Mr. Wooley. In addition, Mr. Wooley will reimburse the Company for certain costs incurred by the Company for environmental compliance and remediation on the Brandon Property in connection with any manufacturer required renovations that may be conducted by the Company during the Lease Term. Pursuant to the terms of the Lease, Mr. Wooley granted Asbury Tampa a purchase option to purchase Brandon Property for a purchase price of $16 million (the “Brandon Property Purchase Price”) (i) at the 5th year of the Lease Term, providing that the existing environmental conditions on the Brandon Property have been properly remediated by Mr. Wooley; or (ii) at any time after the 10th year of the Lease Term. The Brandon Property Purchase Price may be adjusted, however, based on equivalent percentage increases in the Base Rent pursuant to the terms of the Lease.

The Wooley Transaction was reviewed and approved by the Board under our policy and procedures for related person transactions, as described above.

Other

From time to time, our directors and named executive officers, or their respective family members, purchase or lease vehicles at the Company’s dealerships, which occasionally may be valued over $120,000.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which, among other things, imposes a number of new corporate governance requirements on publicly held-companies. The proxy statement rules of the Exchange Act were revised pursuant to the Dodd-Frank Act to provide stockholders with the right to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed pursuant to the compensation and disclosure rules of the Securities and Exchange Commission. The advisory stockholder vote is commonly referred to as the “say-on-pay” vote.

As described in the Compensation Discussion and Analysis section of this proxy statement, our compensation program is designed to reward our executive officers for their individual and collective performance and for our collective performance in our earnings per share, total stockholders return, achieving target goals relating to our EBIDTA and other annual and long-term business objectives. Please read the “Compensation Discussion and Analysis” section of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2010 compensation of our named executive officers as set out in the tables and accompanying narrative.

This proposal gives you as a stockholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking stockholder to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the ‘Compensation Discussion and Analysis,’ compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board, nor to create or imply any additional fiduciary duty of the Board. However, the Board will review the voting results, and may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board and our Compensation and Human Resources Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders for the resolution approving the compensation of our executives as disclosed in this proxy statement.

The board recommends you vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also requires us to provide stockholders the right to vote, on an advisory (non-binding) basis, on the frequency with which the Company should include an advisory vote on named executive officer compensation, similar to that contained in Proposal 2, at future annual stockholder meetings. Stockholders may vote for a “say-on-pay” vote to occur as frequently as every one, two or three years or may abstain from voting. We and the Board welcome our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders.

The Board recommends that the advisory vote to approve named executive officer compensation be held each year as part of our annual stockholders meetings. The Board believes an annual advisory vote would provide relatively timely feedback on our executive compensation arrangements, plans, programs and policies.

Please note that you may cast your advisory vote as to your preferred frequency of an advisory vote on named executive officer compensation by choosing any one of the following three options: an advisory vote every year; an advisory vote every two years; or an advisory vote every three years. You may also abstain from voting on this item. Your vote on this proposal is not a vote to approve or to vote against the Board’s recommended frequency. Accordingly, we are seeking a vote on the following resolution:

“RESOLVED, that the voting frequency of one year, two years or three years that receives the largest number of votes cast will be determined to be the frequency with which the Company is to hold an advisory stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material.”

The frequency option (i.e., every one year, every two years or every three years) that receives a plurality of the votes cast on this proposal will be deemed the preferred option of stockholders. However, because this vote is advisory and not binding, the Board may decide to hold an advisory vote to approve named executive officer compensation more or less frequently than the deemed preferred option.

The Board recommends that you vote FOR the advisory vote on

frequency of executive compensation to be held every year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2010 with the Company’s management and Ernst & Young LLP, the Company’s independent auditors for the year ended December 31, 2010. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the auditors’ judgment about the quality of the Company’s accounting principles as applied in its financial reporting.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence from the Company and its management.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Submitted by the Members of the Audit Committee:

Eugene S. Katz (Chair)

Thomas C. DeLoach, Jr.

Juanita T. James

Philip Maritz

PROPOSAL NO. 4

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our independent auditors for the year ending December 31, 2011. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Representatives from Ernst & Young LLP are expected to be present at the annual meeting and, if present, will have the opportunity to make a statement if they desire to and to answer appropriate questions.

INDEPENDENT AUDITORS’ FEES

The following table summarizes the aggregate fees billed to us by our independent auditors:

	2010	2009
Audit Fees	$1,532,000	$1,198,000
Tax Fees	$61,000	$75,000
Expenses	$35,000	$42,000

Total	$1,628,000	$1,315,000

Audit Fees

Audit fees are composed of fees for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2010 and 2009, for the audits of our annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended 2010 and 2009, respectively. Audit fees for 2010 also included $221,000 related to the issuance of our 8.375% Notes in November 2010.

The audit fees also included fees associated with the audit of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Included in the 2010 audit fees is $529,000 that had not been billed to us as of December 31, 2010. Included in the 2009 audit fees is $449,000 that had not been billed to us as of December 31, 2009.

Tax Fees

The tax fees relate to professional services rendered for employment tax consultations and miscellaneous tax compliance matters.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent auditors. Each year, the Audit Committee approves the proposed services, including the nature, type and scope of services to be performed by the independent auditors during the fiscal year and the related fees. Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. In December 2010, the Audit Committee delegated to the Audit Committee chair the ability to approve non-audit work of our independent auditor.

Pursuant to the requirements of the Sarbanes-Oxley Act, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

The board recommends you vote FOR the ratification of the selection of

Ernst & Young LLP as our independent auditors for the year ending December 31, 2011.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

This proxy statement relates to the Company’s Annual Meeting of Stockholders for the calendar year 2011, which will take place on April 20, 2011. The Company currently expects that its 2011 Annual Meeting of Stockholders will be held in April 2012. In order to be eligible for inclusion in the Company’s proxy materials for the 2012 Annual Meeting, any stockholder proposal must be submitted in writing to the Company’s Corporate Secretary and received at the Company’s executive offices at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097 by the close of business on November 25, 2011, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2012 Annual Meeting. To be considered for presentation at the 2012 Annual Meeting, although not included in the Company’s proxy statement, any stockholder proposal must be received at the Company’s executive offices at the foregoing address not earlier than December 22, 2011, but on or before the close of business on January 21, 2012, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2012 Annual Meeting. The procedure for nominating directors is described above under “Governance of the Company—Nomination of Directors.”

All stockholder proposals for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in the Company’s proxy materials), the Company’s Restated Certificate of Incorporation, the Company’s bylaws and Delaware law.

OTHER MATTERS

Management is not aware of any other matters to be brought before the 2011 Annual Meeting of Stockholders, but if other matters come before the meeting, the proxy holders intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

The Company will bear the expenses of preparing, printing and mailing the proxy materials to the stockholders. In addition, the Company has retained Phoenix Advisory Partners to aid in the broker search and the solicitation of proxies, for a fee of approximately $8,500, plus reasonable out-of-pocket expenses and disbursements. Officers and employees of the Company may request the return of proxies without additional compensation.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. The Company did not household materials for the annual meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the annual meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the Company’s Investor Relations Department (a) by mail at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, (b) by telephone at 770-418-8212, or (c) by e-mail at ir@asburyauto.com. You may also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the Company’s filings at the regional offices of the SEC or over the Internet at the SEC’s web site at www.sec.gov. Additional information can also be found on the Company’s web site at www.asburyauto.com. Information contained on any web site referenced in this proxy statement is not incorporated by reference in this proxy statement.

If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, please call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, and the exhibits will be provided to you upon the payment of a nominal fee (which fee will be limited to the expenses the Company incurs in providing you with the requested exhibits).

ASBURY AUTOMOTIVE GROUP, INC.

2905 Premiere Parkway NW, Suite 300

Duluth, Georgia 30097

ANNUAL MEETING OF STOCKHOLDERS, APRIL 20, 2011, AT 8:00 A.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints Elizabeth B. Chandler and Joseph G. Parham, Jr., and each or either of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Asbury Automotive Group, Inc. (“Asbury”), as marked on the reverse side, which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, April 20, 2011, at 8:00 a.m., local time, at Asbury’s corporate headquarters located at 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia, and at any and all adjournments thereof, as marked on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of March 23, 2011, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from Asbury prior to execution of this proxy of a Notice of Annual Meeting of Stockholders and Proxy Statement dated March 23, 2011 and the 2010 Annual Report on Form 10-K.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on the reverse side.)

Electronic Voting Instructions: You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead or mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 20, 2011.

Vote by Internet •Log on to the Internet and go to www.envisionreports.com/ABG •Follow the steps outlined on the secure website.

Vote by telephone

•Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•Follow the instructions provided by the recorded message.

☐	Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

A. Proposals – The Board of Directors recommends a vote FOR the nominees listed, FOR Proposals 2 and 4, and for a 1 YEAR frequency with respect to Proposal 3.

		FOR	WITHHOLD

4. Election of Directors:	(01) Juanita T. James	☐	☐

						FOR	AGAINST	ABSTAIN

	(02) Vernon E. Jordan, Jr.	☐	☐	2. An advisory vote on Asbury’s executive compensation.		☐	☐	☐

					1 Year	2 Years	3 Years	ABSTAIN

	(03) Eugene S. Katz	☐	☐	3. An advisory vote on the frequency of Asbury holding an advisory vote on executive compensation.	☐	☐	☐	☐

						FOR	AGAINST	ABSTAIN

	(04) Craig T. Monaghan			4. Ratification of appointment of Ernst & Young LLP as Asbury’s independent public accountants for the year ending December 31, 2011.		☐	☐	☐

Meeting Attendance Mark this box with an X if you plan to attend the Annual Meeting.					☐

B. Non-Voting Items Change of Address – Please print new address below.

C. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Note: Please sign card exactly as name appears on this proxy. When shares are held by joint tenants, both should sign.

          When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date(mm/dd/yyyy)	Signature:	Signature: